                                                                     Exhibit 2.1





                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

                         dated as of September 10, 2000

                                      among

                         The Goldman Sachs Group, Inc.,

                                  SLK LLC, and

                             SLK Acquisition L.L.C.

                          as Amended and Restated as of

                                October 31, 2000
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                                TABLE OF CONTENTS

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RECITALS.........................................................................................................         1


                                                     ARTICLE I

                                        Certain Definitions; Interpretation

1.01     Certain Definitions.....................................................................................         3
1.02     General Rules of Interpretation.........................................................................        10


                                                    ARTICLE II

                                                    The Merger

2.01     The Merger..............................................................................................        10
2.02     Closing.................................................................................................        11
2.03     Tax Treatment of the Merger.............................................................................        11


                                                    ARTICLE III

                                   Consideration; Exchange; Employee Incentives

3.01     Merger Consideration....................................................................................        11
3.02     Exchange Procedures.....................................................................................        12
3.03     Withdrawn Member Interest and Managing Director Subordinated Debt Election..............................        13
3.04     Withdrawn Member Interest and Managing Director Subordinated Note Documents.............................        14
3.05     Restricted Stock Units Awards...........................................................................        14
3.06     Incremental Liquidity Gain..............................................................................        15
3.07     Adjustments to Prevent Dilution.........................................................................        15


                                                    ARTICLE IV

                                        Actions Pending the Effective Time

4.01     Forbearances of the Company.............................................................................        16
4.02     Forbearances of Acquiror................................................................................        19
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                                                     ARTICLE V

                                          Representations and Warranties

5.01     Disclosure Schedules....................................................................................        19
5.02     Standard................................................................................................        19
5.03     Representations and Warranties with Respect to the Company..............................................        20
5.04     Representations and Warranties with Respect to the Partnership..........................................        36
5.05     Representations and Warranties of Acquiror..............................................................        36


                                                    ARTICLE VI

                                                     Covenants

6.01     Reasonable Best Efforts.................................................................................        39
6.02     Access; Information.....................................................................................        40
6.03     No Rights Triggered.....................................................................................        40
6.04     Regulatory Applications.................................................................................        40
6.05     Regulatory Compliance...................................................................................        41
6.06     Performance Ranking.....................................................................................        41
6.07     Notification of Certain Matters.........................................................................        41
6.08     Public Announcements....................................................................................        42
6.09     Fee Agreements..........................................................................................        42
6.10     Private Placement.......................................................................................        42
6.11     Employee Benefits.......................................................................................        42
6.12     Indemnification of Members and Employees................................................................        43
6.13     Restructuring Transactions. ............................................................................        43
6.14     SLK 2000. ..............................................................................................        43


                                                    ARTICLE VII

                                                    Tax Matters

7.01     Tax Representations.....................................................................................        44
7.02     Covenants...............................................................................................        46
7.03     Termination of Tax Sharing Agreements...................................................................        48
7.04     Seller Tax Indemnification..............................................................................        48
7.05     Exclusivity.............................................................................................        50
7.06     Survival of Obligations.................................................................................        50
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7.07     Agreed Tax Treatment....................................................................................        50


                                                   ARTICLE VIII

                                     Conditions to Consummation of the Merger

8.01     Conditions to Each Party's Obligation to Effect the Merger..............................................        50
8.02     Conditions to Obligations of the Company................................................................        51
8.03     Conditions to Obligations of Acquiror and NewCo.........................................................        51


                                                    ARTICLE IX

                                                  Indemnification

9.01     Indemnification.........................................................................................        53
9.02     Notice and Defense of Claims............................................................................        56
9.03     Survival of Representations and Warranties..............................................................        57


                                                     ARTICLE X

                                                    Termination

10.01    Termination.............................................................................................        57
10.02    Effect of Termination and Abandonment...................................................................        58


                                                    ARTICLE XI

                                                   Miscellaneous

11.01    Entire Understanding; No Third-Party Beneficiaries......................................................        58
11.02    Waiver; Amendment.......................................................................................        58
11.03    Expenses................................................................................................        59
11.04    Notices.................................................................................................        59
11.05    Additional Provisions...................................................................................        60
11.06    Counterparts............................................................................................        60
11.07    Governing Law; Enforcement; Waiver of Jury Trial........................................................        60
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Annex 1       Members
Annex 1A      Supplement to the List of Members
Annex 2       Partners
Annex 3       Form of Amended and Restated Member Agreement
Annex 4       Form of Custody Agreement
Annex 5       Intentionally Omitted
Annex 6       Retention RSUs
Annex 7       SLK RSUs
Annex 8       Form of Acquiror Subordinated Note
Annex 9       Members who will Become Class B Members in the Merger
Annex 10      Form of Operating Agreement
Annex 11      Payments to Withdrawn Members
Annex 12      Form of Withdrawn Member Agreement
Annex 13      Agreement of Merger, dated as of October 30, 2000, of SLK
              Investing Co. and SLK LLC.
Annex 14      Member Merger Consideration
Annex 15      Indemnification Percentages of Members
Annex 16      Form of Assignment and Assumption Agreement
Annex 17      Nonconforming Managing Director Subordinated Notes

Note: Certain of these annexes have been omitted from this Exhibit 2.1 pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex to the SEC upon request.

                  AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of September 10, 2000, as amended and restated as of October 31, 2000, among The Goldman Sachs Group, Inc. ("Acquiror"), SLK LLC (the "Company"), and SLK Acquisition L.L.C. ("NewCo").

                                    RECITALS

                  A. The Company. The Company is a New York limited liability company having its principal place of business in New York, New York. Annex 1 (which, for purposes of this Agreement, shall include the supplement thereto delivered on the date hereof and that is attached hereto as Annex 1A) lists the names and profit and loss allocations of all the members of the Company (each, a "Member", and collectively, the "Members") after giving effect to the Restructuring Transactions.

                  B. The Partnership. Spear, Leeds & Kellogg, L.P. (the "Partnership") is a New York limited partnership having its principal place of business in New York, New York. The Company is the sole general partner of the Partnership. Annex 2 lists the names and profit and loss allocations of all partners of the Partnership (each, a "Partner" and collectively, the "Partners").

                  C . Acquiror. Acquiror is a Delaware corporation, having its principal place of business in New York, New York.

                  D. NewCo. NewCo is a New York limited liability company formed solely for the purpose of effecting the Merger (as defined below). NewCo is owned 99% by Acquiror and 1% by SLK Acquisition Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Acquiror.

                  E. The Merger. Subject to the terms and conditions contained in this Agreement, the Company and Acquiror intend to effect the merger (the "Merger") of NewCo with and into the Company, with the Company being the limited liability company surviving such merger. In connection with the Merger, the Cash Consideration (as defined below) being paid to Members in respect of their Company Membership Interests (as defined below) is approximately $2.1 billion and the aggregate number of shares of Acquiror Common Stock (as defined below) being issued to Members in respect of their Company Membership Interests is approximately 34.4 million, having a value of $4.4 billion as of the date of the Original Agreement (in each case, before adjustments for pre-closing distributions to Members, the Restructuring Transactions and consideration paid or issued under 3.03).

                  F. Amendment and Restatement. Acquiror and the Company entered into an Agreement and Plan of Merger, dated as of September 10, 2000 (the "Original Agreement"); Section 11.02 of the Original Agreement provides that the Original Agreement may be amended by an agreement in writing between the parties approved or authorized by their respective Boards of Directors or similar governing body and executed in the same manner as the Original Agreement as originally executed and delivered by the parties. Acquiror and the Company desire to amend and restate the provisions of the Original Agreement in accordance with Section
11.02 in order to add NewCo and SLK 2000, LLC as parties hereto and to make certain other changes agreed to by Acquiror and the Company. The parties hereby agree that the Original Agreement shall constitute the agreement of the parties until such time as the Members representing a majority in interest of the Members shall have executed and delivered a Member Agreement (as defined below), at which time this Agreement, as so amended and restated hereby, shall hereafter (subject to Section 11.01) constitute the entire agreement of the parties hereto with respect to the matters set forth herein.

                  G. Supplemental Agreements. Each of the Members identified as such in Annex 1 (other than AC Trust, which will enter into a Member Agreement prior to the Closing) has previously entered into an instrument in which he or she adopted and consented to the Original Agreement and the transactions contemplated thereby (each, an "Original Member Agreement"). In addition, each of the Members identified as such in Annex 1 executed a Supplemental Members Agreement which is attached as an Annex to the Original Member Agreement (the "Supplemental Members Agreement"). Further, one individual has entered into an agreement with Acquiror similar to the Member Agreement (as defined below) and each Member identified as such in Annex 1 and Annex 1A has, as of the date hereof, executed an amendment and restatement of the Original Member Agreement (the Original Member Agreement, as amended and restated (and as it may be further amended from time to time), the "Member Agreement" (which term shall also refer to that similar agreement executed and delivered by such other individual and referred to in this sentence) substantially in the form of Annex 3, in which such Member has, among other things, (i) agreed to an amendment and restatement of the Member Agreement which adopts and consents to the Original Agreement, this Amended and Restated Agreement and Plan of Merger and the Supplemental Members Agreement and (ii) adopted the SLK Investing Merger Agreement (as defined below) and the transactions contemplated thereby. (The Original Member Agreements and the Member Agreements, together with the Custody Agreements and the counterparts to the Acquiror Shareholders Agreement to be executed by the Members pursuant to Section 2(e) of the Member Agreement, are referred to collectively as the "Supplemental Agreements".)

                  H. SLK Investing Co. Certain of the Members, who directly or indirectly hold all of the partnership interests in SLK Investing Co. L.P., a New York limited partnership ("SLK Investing"), have caused SLK Investing Co. to merge with and into the Company (the "SLK Investing Merger") so that the Company currently owns all of the Class A limited partnership interests in the Partnership.


                  NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein and in the Supplemental Agreements, the parties agree as follows:


                                       -2-
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                                    ARTICLE I

                       CERTAIN DEFINITIONS; INTERPRETATION

                  1.01 Certain Definitions. The following terms are used in this Agreement and the Supplemental Agreements with the meanings set forth below:

                  "Acquiror" has the meaning assigned in the preamble to this Agreement.

                  "Acquiror Common Stock" means the Common Stock, par value $0.01 per share, of Acquiror.

                  "Acquiror Financial Statements" shall have the meaning assigned in Section 5.05(d).

                  "Acquiror Party" means each of Acquiror, its respective directors, officers, employees, agents and controlling persons, and each of the heirs, executors, successors and assigns of any of the foregoing and, without duplication, the Surviving LLC (effective at the Effective Time).

                  "Acquiror Shareholders Agreement" means the Shareholders' Agreement, dated May 7, 1999, among Acquiror and the other parties named therein.

                  "Acquiror Subordinated Notes" has the meaning assigned in
         Section 3.03.

                  "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, (a) "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and (b) the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Agreement" means this agreement, as amended or modified from time to time in accordance with Section 11.02.

                  "business day" means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

                  "Cash Consideration" has the meaning assigned in Section 3.01(a).

                  "CBOE" means the Chicago Board Options Exchange, Incorporated.

                  "CFTC" means the United States Commodity Futures Trading Commission.


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
                  "Chosen Courts" has the meaning set forth in Section 11.07(a).

                  "Clearing Agreement" has the meaning assigned in Section 5.03(h).

                  "Closing" and "Closing Date" have the meanings assigned in
         Section 2.02.

                  "Closing Stock Price" has the meaning assigned in Section
         3.06.

                  "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

                  "Company" has the meaning assigned in the preamble to this Agreement.

                  "Company Membership Interests" means the membership interests in the Company.

                  "Compensation Plans" has the meaning assigned in Section 5.03(o).

                  "Confidentiality Agreement" means the letter agreement, dated March 6, 2000, between the Partnership and the Acquiror.

                  "Constitutive Documents" means, with respect to any person, such person's articles or certificate of incorporation and by-laws, limited liability company agreement or operating agreement, partnership agreement or other constitutive documents.

                  "Contract" means, with respect to any person, any agreement, indenture, undertaking, debt instrument, contract, lease, understanding, arrangement, or commitment to which such person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject.

                  "Custodian" has the meaning assigned in the form of Custody Agreement.

                  "Custody Agreements" means, collectively, a Custody Agreement to be entered into by each of the Members and each other person who will receive Acquiror Common Stock in the Merger or by election pursuant to Section 3.03, in substantially the form of Annex 4.

                  "Disclosure Schedule" has the meaning assigned in Section
         5.01.

                  "Effective Time" has the meaning assigned in Section 2.01(e).

                  "Election Deadline" has the meaning assigned in Section 3.04.

                  "Employees" has the meaning set forth in Section 5.03(o).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" has, with respect to any person, the meaning assigned in Section 5.03(o).

                  "ERISA Plans" has the meaning assigned in Section 5.03(k).

                  "Excess Shares" shall mean , initially, that number of shares of Acquiror Common Stock equal to the quotient derived by dividing
         (I)the product of (A) the amount by which the Closing Stock Price exceeds $128.025, times (B) the aggregate number of shares of Acquiror Common Stock to be issued to Members in respect of their Company Membership Interests, as set forth in Annex 14, times (C) 0.27 by (II) the Closing Stock Price, provided, that, if the sale price of shares of Acquiror Common Stock sold pursuant to Section 3.05 is different from the Closing Stock Price, such number shall be adjusted so as to enable the Members to receive net proceeds (without regard to income taxes payable in respect of such sales) not less than the product described in clause (I) above (it being understood that if, at the time of any sales of shares of Acquiror Common Stock during the same tax year as the Closing, the sale price(s) of the shares is less than the Closing Stock Price, then the number of Excess Shares shall be adjusted appropriately to reflect the reduction in the capital gains tax payable as a result of the Merger after taking into account any capital loss on any sale of shares of Acquiror Common Stock (whether usable or not) at a price below the Closing Stock Price, in each case assuming a 27% effective tax rate.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

                  "Financial Statements" has the meaning assigned in Section 5.03(g).

                  "Focus Report" has the meaning assigned in Section 5.03(g).

                  "Foreign Plans" has the meaning assigned in Section 5.03(o).

                  "Governmental Authority" means any court, administrative agency or commission or other federal, state, local or foreign governmental authority or instrumentality.

                  "Indemnification Percentage" means, with respect to any Member, that percentage set forth on Annex 15.

                  "Indemnified Party" has the meaning assigned in Section
         9.02(a).

                  "Indemnifying Party" has the meaning assigned in Section 9.02(a).

                  "Intellectual Property" has the meaning assigned in Section 5.03(h).

                  "Investment Advisers Act" means the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

                  "Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

                  "IRS" means the United States Internal Revenue Service.

                  "Lien" means a charge, mortgage, pledge, security interest, restriction (other than a restriction on transfer arising under Securities Laws), claim, lien, or encumbrance of any nature whatsoever, except for liens incurred in the ordinary course of business in respect of Taxes for which adequate reserves have been established.

                  "Limited Partnership Interest" means an ownership interest in the Partnership held by the limited partners of the Partnership.

                  "Litigation" has the meaning assigned in Section 5.03(j).

                  "Losses" has the meaning assigned in Section 9.01(a).

                  "Managing Director Subordinated Note" means the cash subordination agreements and secured demand notes substantially all of which are held by current/retired Managing Directors (as such term is used in the Offering Memorandum), or persons or entities related to such person (including, without limitation, familial relatives and trusts) and are included within the caption "Junior Subordinated Debt" set forth in the Capitalization section of the Offering Memorandum, having a principal amount not in excess of $210 million as of the date of the Original Agreement.

                  "Material Adverse Effect" means, with respect to Acquiror, the Company or the Surviving LLC, respectively, an effect or change that, individually or in the aggregate with other such effects or changes, is both material and adverse with respect to the respective financial condition, results of operations, assets, business or management of Acquiror and its Subsidiaries, the Company and its Subsidiaries, or the Surviving LLC and its Subsidiaries, as applicable, and in each case taken as a whole.

                  "Material Contract" has the meaning assigned in Section
         5.03(h).

                  "Member" and "Members" have the meaning assigned in the Recitals.

                  "Member Agreement" has the meaning assigned in the Recitals.

                  "Merger" has the meaning assigned in the Recitals.

                  "Merger Certificate" has the meaning assigned in Section 2.01(e).

                  "Merger Consideration" has the meaning assigned in Section 3.01(a).

                  "NewCo" has the meaning assigned in the Recitals.

                  "NYSE" means the New York Stock Exchange, Inc.

                  "Offering Memorandum" has the meaning assigned in Section 5.03(y).

                  "Operating Agreement" means the Amended and Restated Operating Agreement of SLK LLC, dated as of August 1, 2000, as amended from time to time.

                  "Order" has the meaning assigned in Section 8.01(b).

                  "Original Agreement" has the meaning assigned in the Recitals.

                  "Owner" means a Member or Partner, as applicable, and "Owners" means the Members and Partners collectively.

                  "Partner" and "Partners" have the meaning assigned in the Recitals.

                  "Partnership" has the meaning assigned in the Recitals.

                  "Partnership Interest" means an ownership interest in the Partnership.

                  "Pension Plan" has, with respect to any person, the meaning assigned in Section 5.03(o).

                  "person" means any individual, bank, corporation, limited liability company, partnership, joint venture, association, joint-stock company, business trust, governmental entity, or unincorporated organization.

                  "Plans" has the meaning assigned in Section 5.03(o).

                  "Pre-Closing Period" has the meaning assigned in Section 7.02(b).

                  "Pre-Closing Taxes" has the meaning assigned in Section
         7.02(b).

                  "Previously Disclosed" has the meaning assigned in Section
         5.01.

                  "Regulatory Orders" has the meaning assigned in Section
         5.03(j).

                  "Reports" has the meaning assigned in Section 5.03(f).

                  "Restructuring Transactions" means the transactions set forth in Schedule 6.13 hereto.


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
                  "Retention RSUs" has the meaning assigned in Section 3.05.

                  "Rights" means, with respect to any person, any Contracts, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any equity interest in or equity appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or other equity interest in such person.

                  "SEC" means the United States Securities and Exchange Commission.

                  "SEC Documents" has the meaning assigned in Section 5.05(d).

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                  "Securities Laws" means, collectively, the Securities Act, the Exchange Act, the Investment Advisers Act, the Investment Company Act, the Commodity Exchange Act, as amended, and any other federal, state, local or foreign securities, derivatives or commodity laws.

                  "Self-Regulatory Organization" means the National Association of Securities Dealers, Inc., the American Stock Exchange, the National Futures Association, the CBOE, the Chicago Board of Trade, the NYSE, any Self-Regulatory Organization Previously Disclosed with respect to
         Section 5.03(f) and any other similar federal, state or foreign self-regulatory body or organization having jurisdiction over the Company or Acquiror (as the case may be), any of their respective Subsidiaries or Affiliates or any of their respective business operations.

                  "SLK 2000" has the meaning assigned in Section 6.14.

                  "SLK Investing" has the meaning assigned in the Recitals.

                  "SLK Investing Agreement" means the Restated Articles of Partnership, dated as of January 1, 1999, of SLK Investing.

                  "SLK Investing Merger" has the meaning assigned in the Recitals.

                  "SLK Investing Merger Agreement" has the meaning assigned in
         Section 5.03(z).

                  "SLK Representative" means SLK Management Inc. or its designee identified in writing to Acquiror (it being understood that the appointment of any such designee must be approved in writing by Acquiror (which approval will not be unreasonably withheld)).

                  "SLK Partnership Agreement" means the Amended and Restated Articles of Partnership of Spear, Leeds and Kellogg, L.P., dated as of January 1, 2000.

                  "SLK RSUs" has the meaning assigned in Section 3.05.

                  "Stock Consideration" has the meaning assigned in Section 3.01(a).

                  "Subsidiary" has the meaning assigned in Rule 1-02 of Regulation S-X of the SEC, including, with respect to the Company, without limitation, SLK Investing.

                  "Supplemental Members Agreement" has the meaning assigned in the Recitals.

                  "Supplemental Agreements" has the meaning assigned in the Recitals.

                  "Surviving LLC" has the meaning assigned in Section 2.01(a).

                  "Tax Returns" means any return (including, without limitation, information returns, annual reports or other returns in respect of any Compensation Plan), declaration, report, claim for refund, information return or statement relating to any Tax, together with all schedules or attachments thereto, and including any amendments of any of the foregoing.

                  "Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments, however denominated and whether imposed by a taxing authority within or without the United States, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

                  "Third Party Claim" has the meaning assigned in Section
         9.02(a).

                  "Third-Party Intellectual Property Rights" has the meaning assigned in Section 5.03(s).

                  "Withdrawn Member" shall mean any person who is a "Withdrawn Member" (as such term is defined in the Operating Agreement), a "Withdrawn Partner" (as such term is defined in the SLK Partnership Agreement), and/or a "Withdrawn Partner" (as such term is defined in the SLK Investing Agreement) or any predecessor agreement, as applicable.

                  "Withdrawn Member Amount" means the sum of the Withdrawn Member Interests of all Withdrawn Members determined in accordance with the Operating Agreement, the SLK Partnership Agreement and/or the SLK Investing Agreement, as applicable, and all respective predecessor agreements, which shall not exceed $165,000,000.

                  "Withdrawn Member Interest" means a Share (as such term is defined in the Operating Agreement, the SLK Partnership Agreement and/or the SLK Investing Agreement, as applicable) of a Withdrawn Member.

                  1.02 General Rules of Interpretation. When a reference is made in this Agreement to "Recitals", "Sections", "Annexes" or "Schedules", such reference shall be to a Recital of, or Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation". References herein to "transactions contemplated by this Agreement" shall be deemed to include a reference to each transaction contemplated by or provided for in this Agreement and any documents or agreements, including the Supplemental Agreements, entered into in connection herewith. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed to include an undertaking by such party to cause its Subsidiaries, and to use its reasonable best efforts to cause its other Affiliates, to take all necessary and appropriate action in connection therewith.


                                   ARTICLE II

                                   THE MERGER

                  2.01 The Merger. At the Effective Time, the Merger shall occur and in furtherance thereof:

                  (a) Structure and Effects of the Merger. NewCo shall merge with and into the Company, and the separate legal existence of NewCo shall thereupon cease. The Company shall be the surviving limited liability company in the Merger (sometimes hereinafter referred to as the "Surviving LLC") and shall continue to be governed by the laws of the State of New York, and the separate legal existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in Section 1004 of the New York Limited Liability Company Law.

                  (b) Certificate of Limited Liability Company. The Certificate of Limited Liability Company of the Surviving LLC shall be the Certificate of Limited Liability Company of the Company as in effect immediately prior to the Effective Time, until duly amended in accordance with the terms thereof and applicable law.

                  (c) Operating Agreement. The operating agreement of the Surviving LLC shall be the operating agreement of the Company as in effect immediately prior to the Effective

         Time as such shall be amended, effective as of the Effective Time, to be in the form set forth in Annex 10 hereto.

                  (d) Manager. The initial manager of the Surviving LLC shall be Acquiror.

                  (e) Effective Time. The Merger shall become effective upon the filing, by the offices of the Secretary of State of the State of New York, of a certificate of merger (the "Merger Certificate") in accordance with applicable law, or at such later date and time as may be set forth in such Merger Certificate (the "Effective Time"). The parties shall use their reasonable best efforts to cause the Merger to become effective as soon as is reasonably practicable, but in any event on a date that is not later than three business days after the last of the conditions set forth in Article VIII shall have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions).

                  2.02 Closing. The closing of the Merger (the "Closing") shall take place at 9:00 a.m. at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York, or at such other place as the parties shall agree, on the date on which the Effective Time shall occur (the "Closing Date").

                  2.03 Tax Treatment of the Merger. The parties intend that for U.S. federal income tax purposes the Merger be treated as a taxable purchase by Acquiror of the Company Membership Interests owned by the Members including Withdrawn Member Interests (and subordinated debt owned by former Managing Directors of the Company) in exchange for cash and Acquiror Common Stock. For these purposes, and all other U.S. federal income tax purposes, the parties agree that the Acquiror Common Stock subject to the Transfer Restrictions (as defined in the Member Agreements) and received by the Members in the Merger shall be valued for all U.S. federal income tax purposes at 100% of the mean of the high and low of the trading price of the Acquiror Common Stock on the Closing Date.


                                   ARTICLE III

                  CONSIDERATION; EXCHANGE; EMPLOYEE INCENTIVES

                  3.01 Merger Consideration. At the Effective Time, automatically and without any action on the part of any party, Member or other person:

                  (a) Outstanding Company Membership Interests. Subject to the terms and conditions set forth in this Agreement, (x) the Company Membership Interests that are outstanding and owned by a Member, other than those Members set forth on Annex 9, immediately prior to the Effective Time shall become and be converted into the right to receive an amount in cash and a number of shares of Acquiror Common Stock, in each case, as set forth next to such Member's name in Annex 14 (the aggregate amount of cash being received by all Members in respect of their Company Membership Interests being the "Cash Consideration", the aggregate number of shares of Acquiror Common Stock being received by all Members in respect of their Company Membership Interests being the "Stock Consideration", and the aggregate amount of the Cash Consideration and the Stock Consideration being the "Merger Consideration") and (y) the Company Membership Interests that are outstanding and owned by a Member set forth on Annex 9 immediately prior to the Effective Time shall become and be converted into Class B membership interests in the Surviving LLC, which membership interests shall have the rights ascribed to such interests as set forth in the operating agreement of the Surviving LLC, the form of which is attached hereto as Annex 10.

                  (b) Outstanding NewCo Membership Interests. The membership interests of NewCo outstanding immediately prior to the Effective Time shall be converted into an identical number of Class A membership interests in the Surviving LLC.

                  (c) Fractional Shares. Notwithstanding any other provision in this Agreement, no fractional shares of Acquiror Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger or otherwise hereunder; instead, Acquiror shall pay to each holder of Company Membership Interests who otherwise would be entitled to a fractional share of Acquiror Common Stock an amount in cash (without interest) determined by multiplying such fraction by $128.025.

                  (d) Rights as Members. At the Effective Time, (i) holders of Company Membership Interests other than those Members set forth on Annex 9 shall have no rights as members of the Company or otherwise with respect to their ownership therein other than the right to receive their allocated share of the Merger Consideration as set forth in Annex 14 and (ii) those Members set forth on Annex 9 who hold Company Membership Interests shall have only those rights as a member of the Surviving LLC holding Class B membership interest therein.

                  (e) Merger Consideration Payment. The Stock Consideration shall be paid to the Members as provided for herein and held in custody pursuant to the Custody Agreements. It is a condition to any Member receiving the Member's allocated share of the Merger Consideration that the Member execute and deliver a Member Agreement and a Custody Agreement.

                  3.02     Exchange Procedures.

                  (a)      Delivery of Merger Consideration.  Acquiror will:

                  (1) prior to the Effective Time, cause to be delivered to each Member (other than any Member set forth on Annex 9) any necessary or appropriate transmittal materials for use in paying such Member's allocated share of the Merger Consideration to such Member on the Closing Date.

                  (2) promptly thereafter cause to be delivered to the Custodian on behalf of each Member (other than any Member set forth on Annex 9) certificates representing such Member's allocated share of the Stock Consideration and shall on the Closing Date deliver by wire transfer to each Member (other than any Member set forth on Annex 9) the cash that such Member is entitled to receive pursuant to the provisions of this
         Article III in respect of the Cash Consideration, fractional shares and dividends or distributions; provided that certificates representing Acquiror Common Stock will not be issued to or on behalf of, and such wire transfer will not be made to, any Member until the Member has properly completed and returned any transmittal materials delivered by Acquiror pursuant to Section 3.02(a)(1) and has executed and delivered to Acquiror a Custody Agreement.

                  (b) Registration of Acquiror Stock. All Acquiror Common Stock to be delivered on behalf of a Member will be registered in the name of the Custodian or its nominee and all checks to be issued to a Member will be made out in the name of such Member.

                  (c) No Interest. No interest will be paid on any consideration provided for in this Article III, including the Merger Consideration, cash in lieu of fractional shares or dividends or distributions on any of the preceding.

                  (d) No Rights Until Surrender. No dividends or other distributions on Acquiror Common Stock will be paid in respect of any Acquiror Common Stock deliverable on behalf of a Member as a result of the Merger until the Custodian is properly entitled to receive certificates representing such Acquiror Common Stock in accordance with this Section 3.02, and no Member will be eligible to vote such Acquiror Common Stock until the Custodian becomes so entitled. After the Custodian becomes entitled to receive certificates in accordance with this Section 3.02, the Member will also be entitled to receive dividends or distributions with a record date after the Effective Time that have become payable on the Acquiror Common Stock represented thereby, without interest.

                  (e) Delivery of Class B Membership Interests. Acquiror shall cause the Surviving LLC to take all action necessary to record on the books and records of the Surviving LLC the ownership, after the Effective Time, of the Class B membership interests in the Surviving LLC owned by those Members set forth on Annex 9 hereto.

                  3.03 Withdrawn Member Interest and Managing Director Subordinated Debt Election. At the Effective Time, (i) each Withdrawn Member, including any entity and/or person related to such Withdrawn Member (including, without limitation, familial relatives and trusts) shall receive a payment with respect to such person's Withdrawn Member Interest, such payment to be that amount of cash, shares of Acquiror Common Stock and/or a subordinated note of Acquiror substantially in the form set forth in Annex 8 hereto (an "Acquiror Subordinated Note"), and (ii) each Withdrawn Member, including any entity and/or person related to such Withdrawn Member (including, without limitation, familial relatives and trusts), that holds a Managing Director Subordinated Note shall sell such person's Managing Director Subordinated Note to Acquiror for that amount of cash, shares of Acquiror Common Stock and/or an Acquiror Subordinated Note, in each case, as set forth next to such person's name in Annex 11 hereto. At the Effective Time, each

Withdrawn Member (including any entity and/or person related to such Withdrawn Member (including, without limitation, familial relatives and trusts)) that holds a Managing Director Subordinated Note shall transfer such Managing Director Subordinated Note to Acquiror pursuant to an Assignment and Assumption Agreement among such person, Acquiror and the Partnership (or, if applicable, any Affiliate of the Partnership) in the form set forth in Annex 16.

                  3.04 Withdrawn Member Interest and Managing Director Subordinated Note Documents. Each Withdrawn Member and each person who holds a Managing Director Subordinated Note shall, prior to the Closing, execute and deliver to Acquiror a Withdrawn Member Agreement (unless such person is otherwise executing a Member Agreement) which shall be in the form of Annex 12 hereto. Further, each Withdrawn Member and each person who holds a Managing Director Subordinated Note and who shall receive shares of Acquiror Common Stock in respect of for such person's Withdrawn Member Interest and/or Managing Director Subordinated Note shall, prior to the Closing, execute and deliver to the Acquiror (i) a Custody Agreement and (ii) other than those that are estates, a questionnaire, in a form satisfactory to Parent, confirming that such Withdrawn Member or person is an "accredited investor" as such term is defined in Regulation D under the Securities Act. In the event that either a Withdrawn Member or a holder of a Managing Director Subordinated Note fails to take all necessary action to implement the transactions contemplated by Sections 3.03 and 3.04, the Company agrees to take, or cause to be taken, all necessary steps to redeem, as of the Effective Time, all outstanding Withdrawn Member Interests or Managing Director Subordinated Notes (it being understood that Sections 3.03 and
3.04 will not result in a duplication of amounts owed to Withdrawn Members or holders of Managing Director Subordinated Notes), including (i) in the case of a Withdrawn Member Interest, redeeming such amount in accordance with the terms of the Operating Agreement or the SLK Partnership Agreement, as applicable, and
(ii) in the case of a Managing Director Subordinated Note, having such note redeemed by the Company or the Partnership, in each case, effective as of the Effective Time. Shares of Acquiror Common Stock and Acquiror Subordinated Notes issued pursuant to this Article III shall be issued at or promptly after the Effective Time consistent with the payment of the Merger Consideration pursuant to Section 3.02.

                  3.05 Restricted Stock Units Awards. Effective as of the Effective Time, Acquiror shall grant to certain employees (which may include Members who may or may not be employees) of the Company or its Subsidiaries who remain employed by the Company or its Subsidiaries through the Effective Time in substantially the same capacity as on the date of this Agreement and become employees of Acquiror or one of its Subsidiaries an aggregate of 4,973,382 Acquiror restricted stock units, as such may be equitably adjusted pursuant to the terms of Section 3.07, based upon an award agreement substantially in the form of Annex 6A and 6B (the "Retention RSUs"). In addition, effective as of the Effective Time, Acquiror shall grant to employees of the Company or any of its Subsidiaries who remain employed by the Company or such Subsidiary through the Effective Time and become employees of Acquiror or one of its Subsidiaries an aggregate of 2,056,495 Acquiror restricted stock units, as such may be equitably adjusted pursuant to the terms of Section 3.07, based upon an award agreement substantially in the form of Annex 7A and 7B (the "SLK RSUs"). Acquiror and the Company shall mutually agree prior to the Effective Time on which employees shall be granted SLK RSUs and the number of SLK RSUs to be granted to each such employee. The Company shall consult with Acquiror regarding which employees should be granted Retention RSUs and the number of Retention RSUs that should be granted to each such employee, and after such consultation the Company shall determine, with Acquiror's written consent (which shall not be unreasonably withheld), which employees shall receive the Retention RSUs and how many Retention RSUs are allocated to each such employee. The issuance and delivery of Retention RSUs and SLK RSUs shall be conditioned upon the recipient's executing and delivering to Acquiror a custody agreement in the form customarily used by Acquiror for recipients of restricted stock units. All Retention RSUs and SLK RSUs shall be granted pursuant to the Acquiror 1999 Stock Incentive Plan. All material communications by the Company in respect of the grant of Retention RSUs and SLK RSUs shall be approved in advance by Acquiror. With respect to the 28 non-exempt employees of the Company identified to Acquiror who are non-exempt employees on the Closing Date, any Retention RSUs to be granted to such employees (but in no event to exceed 3,095
RSUs) will be in the form of SLK RSUs.

                  3.06 Incremental Liquidity Gain. In the event that the closing per share price of Acquiror Common Stock on the trading day immediately preceding the Closing Date (the "Closing Stock Price") exceeds $128.025, Acquiror shall as promptly as reasonably practicable following the Closing Date, file a registration statement on an appropriate form under the Securities Act of 1933 to register the resale of the Excess Shares. Acquiror will use reasonable best efforts to cause such registration statement to become effective as soon as reasonably practicable. The Excess Shares shall be sold through Goldman, Sachs & Co. in such manner as Goldman, Sachs & Co. shall determine in its sole discretion. The Members whose Excess Shares are included in the registration statement shall pay all of their and Acquiror's out-of-pocket expenses incurred in connection with the preparation and filing of the registration statement and the resale of the Excess Shares. Acquiror may delay any such filing, effectiveness or offering if Acquiror in good faith believes that such filing, effectiveness or offering would interfere with a proposed corporate transaction (including an acquisition or disposition) or offering of securities by Acquiror or any stockholder or require Acquiror to disclose material, nonpublic information and will use reasonable best efforts to effect such filing, effectiveness or offering once such transaction or offering is completed or abandoned or such information is disclosed.

                  3.07 Adjustments to Prevent Dilution. In the event that Acquiror changes the number of shares of Acquiror Common Stock, or securities convertible or exchangeable into or exercisable for shares of Acquiror Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse split), stock dividend or extraordinary distribution or other similar transaction, the Stock Consideration, the number of Retention RSUs, the number of SLK RSUs, and references to $128.025 where used as a calculation element or reference price shall be equitably adjusted so as to give effect to the intended purpose of this Agreement.

                                   ARTICLE IV

                       ACTIONS PENDING THE EFFECTIVE TIME

                  4.01 Forbearances of the Company. Until the Effective Time, except as Previously Disclosed or as expressly contemplated by this Agreement (including, without limitation, as expressly contemplated on Schedule 6.13 hereto) or any Supplemental Agreement, without the prior written consent of Acquiror, the Company will, and the Company will cause its Subsidiaries to, conduct the business of the Company and its Subsidiaries in the ordinary and usual course and, to the extent consistent therewith, shall use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with clients, customers, suppliers, employees and business associates. In addition, without Acquiror's written consent (which shall not be unreasonably withheld) the Company will not, and will cause its Subsidiaries and its Subsidiaries' employees, members, partners, agents and other representatives not to:

                  (a) Ordinary Course. Engage in any new activities or lines of business or take any action reasonably likely to have an adverse effect upon the ability of the Company to perform any of its obligations under this Agreement.

                  (b) Equity Interests. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity interests of the Company or any of its Subsidiaries or any Rights in respect thereof or permit any transfers or dispositions of any equity interests in the Company, or any of its Subsidiaries from and after the date of this Agreement; provided, that (i) the Partnership shall be permitted to issue additional Class C limited partnership interests and
         (ii) First Options of Chicago Inc. shall be permitted to issue additional shares of Class A Preferred Stock, in each case, in the ordinary and usual course of business consistent with past practice.

                  (c) Distributions, Etc. Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of capital stock or equity interests of the Company or any of its Subsidiaries, other than distributions from Subsidiaries to the Company or a wholly owned Subsidiary of the Company, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or equity interests; provided, that the Company shall be permitted to make distributions to its Members (i) in an amount not to exceed $116,503,000 (including $50 million reserved for such purposes) in respect of Taxes accrued as of June 30, 2000, (ii) in an amount not to exceed $35,134,000 in respect of distributions available as of January 1, 2000, (iii) in an amount not to exceed $26,689,000 in respect of distributions for the period January 1, 2000 through June 30, 2000 and available as of June 30, 2000, (iv) in amounts necessary to permit Members to pay the aggregate net U.S. federal, state and local income taxes imposed on them with respect to the net earnings of the Company during the period commencing on July 1, 2000 and ending immediately prior to the Effective Time (after taking into account Tax credits and other available Tax assets and any prior distributions to fund such Taxes and not including any Taxes payable as the result of sales or other dispositions requiring the recognition of unrealized gains reflected on the June 30, 2000 Financial Statements (including the "short-against the box" positions)), (v) in an amount with respect to each Member and taking into account any amounts previously paid to such Member (other than the distributions described in clauses (i) through (iv) and (vi) through (ix) of this subsection (c)) since June 30, 2000, not to exceed 4% of a Member's average capital account balance (as such amount is calculated on a monthly basis in the ordinary and usual course of the Company's business, but excluding any net income earned after June 30, 2000) for the period from July 1, 2000 and ending immediately prior to the Effective Time, (vi) of customary bi-weekly draws, in amounts per Member consistent with past practice and in the ordinary and usual course of business, (vii) for purposes of making charitable contributions not in excess of $100,000,000, that the Members may cause the Company or the Partnership to make after the date of the Original Agreement, (viii) of two percent (2%) charitable giving draws of not more than $68,000 in the aggregate for all Members and
         (ix) as previously disclosed on Schedule 5.03(g) or Schedule 5.03(aa); provided, however, that the Tax rates and taxable income used for purposes of these computations are not inconsistent with any Tax Returns filed by the Partnership or the Company, the Financial Statements and any other available financial information, and provided, further, that the manner in which the effective Tax rate is computed is subject to Acquiror's reasonable approval and is based upon the highest applicable U.S. federal, state and local rates applicable to individuals.

                  (d) Compensation; Employment Agreements; Etc. Enter into, amend, modify or renew any employment, consulting, severance or similar contracts with any director, officer, employee or Member, or grant any salary, wage or other compensation increase or increase any employee payment or benefit (including incentive or bonus payments), except (1) for normal individual increases in compensation to persons other than Directors or Managing Directors in the ordinary course of business consistent with past practice, (2) for other changes that are required by applicable law, (3) to satisfy contractual obligations existing as of the date of the Original Agreement that have been previously made available to Acquiror, and (4) for employment arrangements for, or grants of awards (other than any ownership interest in the Company or any of its Subsidiaries, or Rights with respect thereto) to, newly hired employees of the Company (other than officers or directors) or any of its Subsidiaries in the ordinary course of business consistent with past practice.

                  (e) Benefit Plans. Enter into, establish, adopt or amend or communicate in writing or orally any intention to take such action, or grant any waiver with respect to, any pension, retirement, equity option, equity purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current of former director, officer, employee or Owner, except
         (1) for non-material items in the ordinary and usual course of business or by the transactions to be effected by this Agreement or (2) as may be required (i) by applicable law or (ii) to satisfy contractual obligations existing on the date of the Original Agreement that have been Previously Disclosed and accrued on the Financial Statements, or take any action to accelerate the funding, vesting or exercisability of options, restricted membership interest awards or other compensation or benefits payable thereunder.

                  (f) Dispositions. Initiate, solicit or otherwise encourage, directly or indirectly, any (i) enquiries or the making of any proposal or offer with respect to a merger, consolidation or similar transaction involving the Company or any of its Subsidiaries, or any purchase of membership interests or securities of the Company or any of its Subsidiaries, or otherwise participate in or facilitate any effort or attempt to make or effectuate such an offer or proposal including, without limitation, by engaging in any discussions or negotiations or providing any confidential information or data to, any person making such other offer or proposal; and (ii) except for sales, transfers, mortgages, encumbrances or other dispositions of securities or other investments or assets in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue (1) any material amount of assets or properties or (2) any material business or operations.

                  (g) Acquisitions. Except for the purchase of securities or other investments or assets in the ordinary course of business consistent with past practice, acquire any assets, business, or properties of any other entity.

                  (h) Governing Documents. Amend the Constitutive Documents of the Company or any of its Subsidiaries.

                  (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles or applicable law or regulation.

                  (j) Contracts. Without limiting the applicability of Section 4.01(d) or (e), enter into or terminate any material contract (other than a material contract which expires by its terms) or amend, modify or waive in any respect any of its existing material contracts or its rights thereunder other than in the ordinary course of business consistent with past practice.

                  (k) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually and in the aggregate for all such settlements, not more than $1,000,000 and which is not reasonably likely to establish an adverse precedent or basis for subsequent claims, actions, proceedings or settlements.

                  (l) Adverse Actions. Knowingly take any action that is reasonably likely to result in (1) any of its representations or warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time (after giving effect to Section 5.02) or (2) any of the conditions set forth in Article VIII not being satisfied, except, in either case, as may be required by applicable law or regulation.

                  (m) Indebtedness. Incur any indebtedness for borrowed money (other than any indebtedness with a final maturity less than 12 months from the date of its issuance incurred in the ordinary course of business consistent with past practice) or issue any debt obligations that would be considered Managing Director Subordinated Notes.

                  (n) Commitments. Agree, commit to or enter into any agreement to take any of the actions referred to in Section 4.01(a) through (m).

                  4.02 Forbearances of Acquiror. Until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, Acquiror will not, and will cause each of its Subsidiaries not to, knowingly take any action reasonably likely to result in
(1) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time (after giving effect to Section 5.02) or (2) any of the conditions set forth in Article VIII not being satisfied except, in either case, as may be required by applicable law or regulation. In addition, Acquiror shall not declare, make or pay any extraordinary dividend or other extraordinary distribution on Acquiror Common Stock, whether in cash or otherwise (which shall not include any quarterly cash dividends in the ordinary and usual course of business) unless an equitable adjustment is made to the Stock Consideration and the calculation element or reference price of $128.025.


                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

                  5.01 Disclosure Schedules. The Company has delivered to Acquiror, and Acquiror has delivered to the Company, a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either (a) in response to an express informational requirement contained in or requested by a provision hereof or (b) as an exception to one or more representations or warranties contained in Section 5.03, 5.04, 5.05 and 7.01. Information set forth in a party's Disclosure Schedule, whether in response to an express informational requirement or as an exception to one or more representations, warranties or covenants, as applicable, in each case that is contained (or incorporated by reference) in a correspondingly enumerated portion of such Disclosure Schedule or as disclosed in the Offering Memorandum, is described herein as "Previously Disclosed".

                  5.02 Standard. No representation or warranty contained in
Section 5.03, 5.04, 5.05 and 7.01 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event, or circumstance that should have been disclosed as an exception to one or more representations or warranties, unless such fact, event or circumstance, whether individually or taken together with all other facts, events or circumstances that should have been so disclosed (whether or not as exceptions) with respect to such representation or warranty contained in Section 5.03, 5.04, 5.05 or 7.01, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company (in the case of Section 5.03 and Section 7.01), the Partnership (in the case of Section 5.04 and Section 7.01), Acquiror (in the case of Section 5.05); provided, that this Section 5.02 will not apply to, and will not limit breaches of, the first sentence of Section 5.03(a), Section 5.03(b), the last two sentences of the first paragraph of Section 5.03(c), Section 5.03(d), the last two sentences of Section 5.03(g)(1), Section 5.03(g)(3)(B), Section 5.03(z),
Section 5.03(aa), the first sentence of Section 5.04(a), Section 5.04(b), the first sentence of Section 5.05(a), Section 5.05(b), the last sentence of 5.05(d)(1), 5.05(d)(2)(B), 5.05(d)(3) and the last sentence of Section 5.05(e);
and provided, further, that this Section 5.02 will not apply in determining whether indemnification is available under Article VII or Article IX hereof.

                  5.03 Representations and Warranties with Respect to the Company. Except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, the Company hereby represents and warrants to, and agrees with, Acquiror as follows:

                  (a) Organization, Standing and Authority. The Company has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of New York. The Company is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The Company and each of its Subsidiaries has the requisite power and authority and has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. The Company has delivered to Acquiror a true and complete copy of its articles of organization and operating agreement, which are the only Constitutive Documents of the Company.

                  (b) Membership Interests. (i) Annex 1 is an accurate and complete list of the Members of the Company and is an accurate and complete list of their respective ownership interests in all material respects. As of the date of this Agreement, the Company has no Company Membership Interests reserved for issuance and no obligation to admit any other person as a Member. All the outstanding Company Membership Interests are duly authorized and validly issued and were not issued in violation of any subscriptive or preemptive rights. There are no other Company Membership Interests authorized, issued or outstanding and there are no preemptive rights or any outstanding Rights of the Company or any of its Subsidiaries of any character relating to the issued or unissued securities of the Company (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, redemption, voting or transfer thereof). Since June 30, 2000 and until the date hereof, no dividend or other distribution has been paid on or in respect of the Company Membership Interests other than (x) as would have been permitted under Section 4.01(c)(iv), (v) and (vi) had this Agreement been in effect at such time or (y) as Previously Disclosed on
         Schedule 5.03(b).

                  (ii) Immediately after Effective Time, Acquiror shall own all of the Membership Interests of the Company.

                  (iii) Each Member and Withdrawn Member (other than those that are estates) that will receive Acquiror Common Stock or an Acquiror Subordinated Note in connection with the Merger is an "accredited investor" as defined in Regulation D under the Securities Act.

                  (c) Subsidiaries. The Company has Previously Disclosed a list of all its Subsidiaries, including the states or foreign jurisdictions in which such Subsidiaries are organized and, if any of such Subsidiaries is not wholly owned by the Company or one or more of its Subsidiaries, the percentage owned by the Company or each such Subsidiary and the names, addresses and type and percentage ownership by any other person; provided, that the Company is also the general partner of SLK Funding Co. and SLK Successor Partners, but will, in consummating the Restructuring Transactions, resign as such and each of SLK Funding Co. and SLK Successor Partners will be liquidated; and provided, further, that the Company is the managing general partner of SLK 1986, but such interest will be sold pursuant to the Restructuring Transactions. No equity interests in any of the Company's Subsidiaries are or may become required to be issued (other than to the Company or a wholly owned Subsidiary of the Company) by reason of any Rights with respect thereto. There are no Contracts or outstanding claims assessed against the Company by which any of the Company's Subsidiaries is or may be bound to sell or otherwise issue any equity interests, and there are no Contracts relating to the rights of the Company to vote or to dispose of such equity interests. All of the equity interests in each of the Company's Subsidiaries have been duly authorized and validly issued and, to the extent applicable, are fully paid and nonassessable and are subject to no subscriptive or preemptive rights or Rights and are owned by the Company or one of its Subsidiaries free and clear of any Liens other than those Liens created by the existence of the Constitutive Documents. Each of the Company's Subsidiaries is in good standing under the laws of the jurisdiction in which it is organized, and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The Company is the sole general partner of the Partnership and (including the Float (as such term is defined in the SLK Partnership Agreement)), has the right to 98.942% of the Partnership's profits, free and clear of all Liens other than those Liens created by the existence of the Constitutive Documents, and is responsible for 100% of the Partnership's losses, and no other person has any interest, legal, beneficial or otherwise in such Partnership Interest. At the Closing Date, the Company shall have the right to 100% of the Partnership's profits. Upon the consummation of the Merger, the Surviving LLC will continue to own, beneficially and of record, such Partnership Interest, free and clear of all Liens other than those Liens created by the existence of the Constitutive Documents or liens created by Acquiror.

                  The Company has Previously Disclosed a true and complete list of all equity securities (other than those issued by a Subsidiary) it or a Subsidiary of the Company holds or controls as of the date of this Agreement involving, in the aggregate, ownership or control of 5% or more of any class of the issuer's voting securities or 25% or more of the issuer's equity. The Company has Previously Disclosed a list of all corporations (and any other entities or joint undertakings treated as a partnership for any Tax purpose), limited liability companies, joint ventures or similar entities, in which it owns or controls a 5% or more interest, directly or indirectly, and the nature and amount of each such interest.

                  (d) LLC Action. The Company has the requisite power and authority, and has taken all limited liability company action necessary, (1) to authorize the execution and delivery of and performance of its obligations under this Agreement and
         (2) to approve and adopt the Merger and in accordance herewith, to consummate the Merger and the transactions contemplated by this Agreement. Without limiting the foregoing, any action of the Members of the Company required to approve or adopt this Agreement and the transactions contemplated by this Agreement has been duly taken in accordance with the requirements of the New York State Limited Liability Company Law and the Operating Agreement. No further action of the Members or Managers of the Company is required in order to consummate the Merger and, except for the execution and delivery of documents referred to herein that are contemplated to be entered into at or prior to Closing, the transactions contemplated by this Agreement. As of the Closing, no Member will have any dissenter's or similar rights with respect to the Merger. This Agreement has been duly executed and delivered on behalf of the Company and constitutes the valid and legally binding agreement of the Company, enforceable in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

                  (e) No Defaults. Subject to (A) the receipt of Previously Disclosed required approvals, (B) the receipt of waivers in connection with certain requirements of (i) the 7.45% Series A Senior Subordinated Notes due September 17, 2004, the 7.59% Series B Senior Subordinated Notes due September 17, 2006, the 7.67% Series C Senior Subordinated Notes due September 17, 2009, each issued by the Partnership, (ii) the 8.16% Series A Senior Secured Notes due December 1, 2002 and the 8.37% Series B Senior Secured Notes due December 1, 2004, each issued by SLK Holdings, Inc. and (iii) the 8.16% Series A Senior Subordinated Regulatory Capital Notes due December 1, 2002 and the 8.37% Series B Senior Subordinated Regulatory Capital Notes due December 1, 2004, each issued by First Options of Chicago, Inc., and (C) the filing of the Merger Certificate, the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement, do not and will not (1) conflict with or constitute a breach or violation of, or a default under, or cause or allow the acceleration or creation of any right, obligation or Lien (with or without the giving of notice, passage of time or both) pursuant to any law, rule or regulation or any judgment, decree, order, or any governmental or non-governmental permit, license, franchise or privilege or any Contract of it or any of its Affiliates or to which it or any of its Affiliates or its or their properties is subject or bound, (2) constitute a breach or violation of, or a default under, the Constitutive Documents of the Company or any of its Subsidiaries, or
         (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or non-governmental permit, license, franchise or privilege or the consent or approval of any other party to any such Contract.

                  (f) Reports. The Company and its Subsidiaries have timely filed all reports, registrations, statements and other filings (other than those relating to Taxes or Tax Returns), together with any amendments required to be made with respect thereto, that were required to be filed by the Company or any of its Subsidiaries since December 31, 1998 with (1) the SEC or the CFTC, (2) any other applicable Governmental Authorities (other than taxing authorities) or (3) any Self-Regulatory Organization (all such reports and statements, including the financial statements, exhibits and schedules thereto, being collectively referred to herein as the "Reports"), including without limitation, all reports, registrations, statements and filings required under the Securities Laws. Each of the Reports, when filed, complied (or, if filed after the date of the Original Agreement, will comply) as to form with all applicable statutes, rules, regulations and orders (whether or not enforced or promulgated by the Governmental Authority with which they were filed) and did not (or will not) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (g)      Financial Statements.

                  (1) The Company has delivered to Acquiror copies of each of the audited consolidated statements of financial condition of the Partnership (including all related notes and schedules thereto) as of September 30, 1998 and 1999, and the audited consolidated statements of income, changes in partner's capital and cash flows of the Partnership (including any related notes and schedules thereto) for the fiscal years ended September 30, 1997, 1998 and 1999, and the unaudited consolidated financial statements of the Partnership as of, and for the fiscal quarters ended, June 30, 1999 and 2000 and the unaudited unconsolidated financial statements of each of the Subsidiaries of the Partnership that are registered as broker-dealers under Section 15 of the Exchange Act contained in the Financial and Operational Combined Uniform Single Reports (each, a "Focus Report") for the fiscal quarters ended June 30, 1999 and 2000 (collectively, the "Financial Statements"). Each of the statements of financial condition included in the Financial Statements fairly presents in all material respects the consolidated financial position of the Partnership (or, in the case of the Focus Reports, of the relevant Subsidiary on an unconsolidated basis) as of its date, and each of the statements of income and changes in owners' capital and cash flows or equivalent statements included in the Financial Statements fairly presents in all material respects the consolidated results of operations, changes in owners' capital and changes in cash flows, as the case may be, of the Partnership (or, in the case of the Focus Reports, of the relevant Subsidiary on an unconsolidated basis) for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end adjustments and footnote disclosure), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except as may be noted therein and except that unaudited statements may not include notes). As of the Closing Date, the only asset of the Company will be its general partnership interest and Class A limited partnership interest in the Partnership, and the Company will not, except as Previously Disclosed, engage (and will not, except as Previously Disclosed (including the transactions expressly set forth on Schedule 6.13), have engaged since the date of the Original Agreement) in any business other than owning such general partnership interest and Class A limited partnership interest, and the Company shall have no liabilities whether accrued, contingent, absolute, determined, determinable or otherwise, other than those directly arising from the Company's ownership of such general partnership interest and the Company shall not have transferred any liabilities to the Partnership or any other Subsidiary.

                  (2) There are no liabilities as of the date of the Original Agreement of the Partnership or any of its Subsidiaries of any kind whatsoever that are required to be disclosed on the balance sheet, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances known to the Company or any of its Subsidiaries which could reasonably be expected to result in such a liability, other than:

                                    (A) liabilities reflected or reserved
                           against in the Financial Statements; and

                                    (B) liabilities arising, in the ordinary
                           course of business consistent with past practice, after the date of the most recent statement of financial condition included in the Financial Statements that are not and could not reasonably be expected to be materially adverse to the Company or its Subsidiaries.

                  (3) Since September 30, 1999, (A) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice (except as expressly set forth on Schedule 6.13) and (B) there has not occurred any change, occurrence or event, and no change, occurrence or event has become reasonably likely, which has had, or is reasonably likely to have, a Material Adverse Effect with respect to the Company.

                  (4) The pricing of securities and loans held in the Company's and its Subsidiaries' trading accounts or securities portfolios and reflected in the financial statements contained in the Focus Report for the quarter ended June 30, 2000 is consistent with past practices.

                  (h)      Contracts.

                           (1) The Company has Previously Disclosed, and
                  delivered true and complete copies of, each of the following Contracts to which it or any of its Subsidiaries is a party, by which it or any of its Subsidiaries is bound, or to which its or any of its Subsidiaries' properties are subject (other than trading commitments with customers or counterparties to purchase or sell securities in the ordinary course of business and consistent with past practice):

                                    (A) the real property leases relating to its
                           (i) 220,000 square feet lease for 120 Broadway, New York, New York and (ii) 90,000 square feet lease for its Jersey City, New Jersey location;

                                    (B) any joint venture, shareholder or other
                           similar agreement or arrangement or any options, rights or obligations to acquire from any person any capital stock, voting securities or equity interests or Rights or securities convertible into or exchangeable for capital stock, voting securities or equity interests of such person;

                                    (C) other than the purchase and sale
                           contract set forth in clause (i) of Schedule 6.13, any Contract entered into within the last three (3) years relating to the acquisition or disposition of any material business or operations (whether by merger, sale of stock, sale of assets or otherwise);

                                    (D) any Contract providing for existing or
                           future borrowing of money or payment of the deferred purchase price of property in excess of $10,000,000 (in either case, whether incurred, assumed, guaranteed or secured by any asset) (other than borrowings with a maturity of less than one (1)
                           year);

                                    (E) any application, license, franchise or
                           other Contract relating to any trademark and trademark rights, tradename and tradename rights, service mark and service mark rights, service name and service name rights, copyright and copyright rights or patent and patent rights (collectively, the "Intellectual Property");

                                    (F) any Contract providing for exclusive
                           dealing or that limits the freedom of the Company or any of its Affiliates to compete in any line of business or with any person or in any area;

                                    (G) any Contract, other than this Agreement
                           and the Supplemental Agreements, between the Company or any of its Subsidiaries and (i) an Owner or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of an Owner, (ii) any other Affiliate of the Company or of an Owner, (iii) any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by the Company or any Affiliate of the Company or of an Owner or
                           (iv) any officer of the Company or any Affiliate of the Company or of an Owner or any "associates" or members of the "immediate family" (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such Owner (it being understood that the contract referred to in clause
                           (i) of Schedule 6.13, the SLK Investing Merger Agreement and the secured demand notes and cash subordination agreements constituting Managing Director Subordinated Notes referred to in clause
                           (vii) of Schedule 6.13 shall each be deemed, for purposes of this Section 3.03(h)(1)(G) only, to have been "Previously Disclosed"); or

                                    (H) other than the Supplemental Agreements,
                           any Member agreement, voting agreement, voting trust agreement or similar Contract involving the interests of the Company or any of its Subsidiaries.

                           The Company has made available its forms of
                  agreements relating to the clearing of futures or securities transactions, the custody of assets or the extension of credit (a "Clearing Agreement"). Each Clearing Agreement entered into by the Company or any of its Subsidiaries is not modified in any material respect from such form of Clearing Agreement that has been made available.

                  Each contract required to be disclosed or made available in respect of this Section 5.03(h) is referred to as a "Material Contract".

                           (2) Each Material Contract is a valid and binding
                  agreement of the Company (and/or its Subsidiaries party thereto (and/or its Affiliates in the case of clause (F) above)) and, with respect to any such of the Company and its Subsidiaries (and/or its Affiliates in the case of clause (F) above), is in full force and effect, and none of the Company, any of its Subsidiaries (and/or its Affiliates in the case of clause (F) above) or, as of the date of the Original Agreement, to the knowledge of the Company or any of its Subsidiaries (and/or its Affiliates in the case of clause (F) above), any other party thereto is in default under any such Contract and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default (to the knowledge of the Company or any of its Subsidiaries with respect to any event relating to a party other than the Company or its Subsidiaries).

                  (i)      Properties; Securities.

                           (1) Except as reflected or reserved against in the
                  Financial Statements, each of the Company and its Subsidiaries has good and marketable title to, or in the case of leased property, has valid leasehold interests in all property and assets purported to be owned or leased by it (whether real or personal, tangible or intangible, and including investment securities and other investments) reflected in the Financial Statements or acquired after the date thereof, except for property and assets sold or transferred since such date in the ordinary course of business consistent with past practices. None of such property or assets (except property or assets sold or transferred since such date in the ordinary course of business consistent with past practices) is subject to any Liens (including Tax-related Liens), except:

                                    (A) Liens incurred in the ordinary course of
                           business consistent with past practice;

                                    (B) Liens securing liabilities which, in
                           each case, are disclosed or reserved against in the Financial Statements;

                                    (C) Liens for Taxes not yet due or payable
                           or being contested in good faith (and, in either case, for which adequate accruals or reserves have been established in the Financial Statements);

                                    (D) Mechanics or materialmen liens and
                           similar liens arising by operation of law; or

                                    (E) Liens which do not materially detract
                           from the value or materially interfere with any current use of such property or assets.

                           (2) To the knowledge of the Company and its
                  Subsidiaries, all buildings and all fixtures, equipment, and other property and assets used but not owned by the Company or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and by general equity principles.

                           (3) Each of the Company and its Subsidiaries has a
                  "security entitlement" (as defined in the Uniform Commercial
                  Code) in all securities or investments held or purported to be held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with past practices to secure obligations of each of the Company or any of its Subsidiaries. Such securities are valued on the books of the Company and its Subsidiaries in accordance with generally accepted accounting principles.

                           (4) All Managing Director Subordinated Notes, by
                  their terms, are redeemable by the Company at a price equal to the principal amount thereof, plus accrued interest, if any, through the date of such redemption without penalty.

                  (j) Litigation; Regulatory Action. Except as Previously Disclosed, no litigation, proceeding or investigation ("Litigation") before or by any court, arbitrator, mediator or Governmental Authority is pending against the Company or any of its Subsidiaries, and, to the knowledge of the Company or any of its Subsidiaries, no such Litigation has been threatened, and there is no existing condition, situation or set of circumstances known to the Company or any of its Subsidiaries which could reasonably be expected to result in such litigation; neither the Company nor any of its Subsidiaries, or any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Self-Regulatory Organization or any Governmental Authority (including the SEC, the CFTC and the Federal Trade Commission) charged with the supervision or regulation of broker-dealers, securities underwriting or trading, stock exchanges, commodities exchanges, alternative trading systems or the supervision or regulation of the Company or any of its Subsidiaries (collectively, "Regulatory Orders"). There is no Litigation involving the Company, and to the Company's knowledge there are no claims, disputes or Litigation involving any Member or former Member, related, in each case, to the ownership of the membership interests of the Company.

                  (k) Compliance with Laws. Each of the Company and its Subsidiaries, and their respective Owners, managers, directors, officers and employees:

                           (1) in the conduct of its businesses has been and is
                  in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, and with the applicable rules of all Self-Regulatory Organizations including without limitation, (w) all applicable regulatory net capital requirements, including SEC Rule 15c3-1 and, as applicable, the "early warning" and "expansion-contraction" capital requirements in NYSE Rules 325 and 326, the liquid net assets requirements of NYSE Rule 104.20 and the capital requirements of any futures exchanges; (x) all rules and regulations relating to the maintenance and preservation of books and records; and (y) the provisions of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder;

                           (2) has and has had all permits, licenses,
                  authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Self-Regulatory Organizations that are required in order to permit them to own and operate their businesses as presently conducted; all such permits, licenses, authorizations, orders, franchises and approvals are in full force and effect and, to the Company's and its Subsidiaries' knowledge, no suspension or cancellation of any of them is threatened or reasonably likely; and all such filings, applications and registrations are current and do not need to be amended in any material respect;

                           (3) since January 1, 1997, except as disclosed on the
                  Partnership's or its Affiliates' most recent Form BD filed with the SEC, the Partnership has received no written notification or communication (or, to the Company's and its Subsidiaries' knowledge, any other communication) from any Governmental Authority or Self-Regulatory Organization (A) asserting that any of them is not in compliance with any of the statutes, rules, regulations, or ordinances which such Governmental Authority or Self-Regulatory Organization enforces, or has otherwise engaged in any unlawful business practice except such assertions that were resolved to the satisfaction of such Governmental Authority or Self-Regulatory Organization and did not result in a material change to the operations or practices of the Company or such Subsidiary, (B) threatening to revoke any license, franchise, permit, seat on any stock or commodities exchange, or governmental authorization, (C) requiring any of them (including any of the Company's or its Subsidiaries' Owners, managers, directors, officers or controlling persons) to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring the board of directors (or similar body) thereof to adopt any resolution or policy) or (D) restricting or disqualifying the activities of the Company or any of its Subsidiaries (except for restrictions generally imposed by rule, regulation or administrative policy on brokers or dealers generally); and the Company has delivered true and complete copies of each such written notification or communication to Acquiror;

                           (4) is not the subject of any pending or aware of any
                  threatened investigation, review, disciplinary proceedings or unresolved issues raised by any Governmental Authority or Self-Regulatory Organization against or with respect to the Company, any of its Subsidiaries or any Owner, manager, officer, director or employee thereof;

                           (5) in the conduct of its business with respect to
                  employee benefit plans subject to Title I of ERISA or Section 4975 of the Code ("ERISA Plans"), has not (A) engaged in any conduct which would subject it or them to liability under Sections 405, 406, 409, 502(i) or 502(l) of ERISA or Section 4975 of the Code or (B) engaged in any conduct that could constitute a crime or violation listed in Section 411 of ERISA which could preclude such person from providing services to any ERISA Plan;

                           (6) is not, nor is any Affiliate of any of them,
                  subject to a "statutory disqualification" as defined in
                  Section 3(a)(39) of the Exchange Act; is not subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of, the registration of any broker-dealer Subsidiary as broker-dealer under Section 15, or municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or
                  Section 15C of the Exchange Act; is not, nor are any of their "principals" (as defined in Section 8a(2) of the Commodity Exchange Act), subject to any of the provisions of Section 8a that would permit the CFTC, subject to the terms of such section, to refuse to register or to suspend or revoke the registration of any of them or their respective principals; and, to the Company's knowledge, there is no current investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitations, suspension or revocation; and

                           (7) has not acted as an underwriter of any
                  securities.

                  (l)      Registrations.

                           (1) The Company has previously made available each
                  registration of the Company and any of its Affiliates as a broker-dealer, a registered representative or a sales person (or in a similar capacity) with the SEC, the securities or commodities commission or similar authority of any state or foreign jurisdiction or any Self-Regulatory Organization;
                  each such registration is in good standing (to the extent such concept is applicable) and in full force and effect; and no other such registrations are required in order to permit them to own and operate their businesses as presently conducted.

                           (2) Other than as previously made available, none of
                  the Company or its Affiliates, nor any of their respective Owners, directors, managers, officers and employees, is required to be registered as an investment adviser, investment company, commodity trading advisor, commodity pool operator, futures commission merchant, insurance agent, or transfer agent under any United States federal, state, local or foreign statutes, laws, rules or regulations (including any of the Securities Laws).

                  (m) Specialist Securities. On the date of the Original Agreement, the Partnership and certain of its Subsidiaries act as the Self-Regulatory Organization specialist unit for each security Previously Disclosed. Except as Previously Disclosed, the Company has no reason to believe and has not been advised that it may be required to cease acting as the Self-Regulatory Organization specialist unit for any of such securities, nor has it agreed to act as the Self-Regulatory Organization specialist unit for any other security, nor will it so agree without the prior written approval of Acquiror. The Company will use its best efforts to retain its status as the Self-Regulatory specialist unit for each security Previously Disclosed.

                  (n) No Brokers. None of the Company or its Subsidiaries, or any of their respective Affiliates, has employed any broker or finder, or incurred any brokers or finders commissions or fees, in connection with the transactions contemplated hereby.

                  (o)      Compensation Plans; ERISA Matters.

                           (1) The Company has Previously Disclosed a list of
                  all significant employment, consulting, benefit and compensation plans, contracts, policies or arrangements and descriptions of any unwritten plans, policies or arrangements covering current or former Members or employees or consultants of the Company or any of its Subsidiaries (the "Employees") and current or former Partners of the Partnership or as to which the Company or any of its Subsidiaries could have, directly or indirectly, any liability, including, but not limited to, "employee benefit plans" within the meaning of
                  Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans and any applicable "change in control" or similar provisions in any plan, contract or arrangement (the "Compensation Plans"). True and complete copies of all Compensation Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any Compensation Plans, and all amendments thereto have been provided or made available to Acquiror. No Compensation Plan provides for any benefit based in whole or in part on the value of any Membership Interest or equity interest owned by the Company or any of its Subsidiaries. For purposes of this paragraph (1), a Compensation Plan is deemed significant if (i) it covers fifty (50) or more individuals or
                  (ii) it requires annual contributions or payments by the Company or any of its Subsidiaries or provides annual benefits aggregating an amount equal to or in excess of $1,000,000.

                           (2) All employee benefit plans covering Employees
                  (the "Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue

                  Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of the Company threatened, litigation relating to the Plans, and there is no existing condition, situation or set of circumstances known to the Company or any of its Subsidiaries which could reasonably be expected to result in such litigation. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date of the Original Agreement, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

                           (3) No liability under Subtitle C or D of Title IV of
                  ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of
                  Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under
                  Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company, any of its Subsidiaries nor an ERISA Affiliate has contributed to a Pension Plan that is a "multiemployer plan", within the meaning of Section 3(37) of ERISA, at any time on or after September 26, 1980 or could have liability in respect of any such plan. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date of the Original Agreement or will be required to be filed in connection with the transactions contemplated by this Agreement.

                           (4) All contributions required to be made under the
                  terms of any Compensation Plan have been timely made or have been reflected on the Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or
                  Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                           (5) Under each Pension Plan which is a
                  single-employer plan, as of the last day of the most recent plan year ended prior to the date of the Original Agreement, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no adverse change in the financial condition of such Plan since the last day of the most recent plan year.

                           (6) Neither the Company nor any of its Subsidiaries
                  has any obligations for retiree health, life or other benefits under any Compensation Plan.

                           (7) The consummation of the transactions contemplated
                  by this Agreement, either alone or in conjunction with any other event, will not (x) entitle any Employees to severance pay, (y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Compensation Plans or (z) result in any payments under, any of the Compensation Plans which would constitute a "parachute payment" to any "disqualified individual" as those terms are defined in Section 280G of the Code; provided, that the representations of this paragraph (7) shall not apply with respect to any awards, payments, compensation and benefits to be paid or made pursuant to this Agreement or other agreements related to the transactions to be effected hereby.

                           (8) All Compensation Plans covering current or former
                  non-U.S. employees or otherwise maintained outside the U.S. for U.S. employees are in substantial compliance with applicable local law ("Foreign Plans"). The Company and its Subsidiaries have no unfunded liabilities with respect to any Foreign Plan that are not properly reflected on the Financial Statements;

                           (9) There has been no amendment to, written
                  interpretation, communication or announcement by the Company or any of its affiliates relating to, or change in employee participation or coverage under, any Compensation Plan, which would significantly increase the expense of maintaining such Compensation Plan above the level of the expense incurred in respect thereof for the most recent fiscal year; and

                  (p) Labor Relations. Each of the Company and its Subsidiaries is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. None of the Company or its Subsidiaries is engaged in any unfair labor practice (within the meaning of the National Labor Relations Act). As of the date of the Original Agreement, there is no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against any of the Company or its Subsidiaries before the National Labor Relations Board. Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its

         Subsidiaries the subject of a proceeding as of the date of the Original Agreement asserting that the Company or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving the Company or any of its Subsidiaries, pending or, to the best of the Company's knowledge, threatened, nor is it aware of any activity involving the Company's or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

                  (q) Insurance. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as is in accordance with industry practices. Copies of all insurance policies and related documents have been made available to Acquiror.

                  (r) Accounting Controls. Each Subsidiary of the Company that is registered as a broker-dealer has adopted recordkeeping systems that comply with the requirements of Section 17 of the Exchange Act and the rules and regulations promulgated thereunder and the rules of all Self-Regulatory Organizations having jurisdiction, and maintains its records in accordance therewith. Each of the Company and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all transactions are executed in accordance with management's general or specific authorization; (2) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to broker-dealers, if applicable, or any other criteria applicable to such statements; (3) access to the property and assets of the Company and its Subsidiaries is permitted only in accordance with management's general or specific authorization; and (4) the recorded amounts for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

                  (s) Proprietary Rights. The Company and its Subsidiaries exclusively own or have the perpetual and exclusive right to use Intellectual Property material to the conduct of their business, and all of these have been Previously Disclosed; and such ownership or right to use such Intellectual Property is free and clear of any Liens, and no other person has the right to use such Intellectual Property. Except as Previously Disclosed: (A) neither the Company nor any of its Subsidiaries is, or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in violation of any licenses, sublicenses and other agreements as to which the Company or any such Subsidiary is a party and pursuant to which the Company or any such Subsidiary is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets, computer software or other proprietary rights (collectively, "Third-Party Intellectual Property Rights") nor shall such agreements be subject to termination or material modification by reason thereof; (B) no claims with respect to (I) the Intellectual Property or (II) Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the Company or any of its Subsidiaries, threatened by any person; (C) neither the Company nor any of its Subsidiaries knows of any valid grounds for any bona fide claims (I) to the effect that the Company or its Subsidiaries is infringing, or has infringed, any Third-Party Intellectual Property Rights; (II) against the use of the Intellectual Property or Third-Party Intellectual Property Rights by the Company or any of its Subsidiaries as currently conducted; (III) challenging the ownership, validity or enforceability of any Intellectual Property; or (IV) challenging the license or legally enforceable right to the use of the Third-Party Intellectual Rights by the Company or any of its Subsidiaries; and (D) to the knowledge of the Company or any of its Subsidiaries, there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

                   (t) Affiliate Transactions. There is no indebtedness between the Company or any of its Subsidiaries, on the one hand, and any Owner, officer, manager, director or Affiliate (other than the Company or any of its Subsidiaries) of the Company or the Partnership, on the other, other than (i) usual and customary advances made in the ordinary course of business, (ii) Managing Director Subordinated Notes and (iii) indebtedness of the Company to SLK Reinsurance Ltd., which is a wholly owned subsidiary of SLK 1986 (a partnership whose general and limited partners are wholly owned S corporations of Members of the Company), all of which indebtedness (other than that in clause (i) above) will be repaid in full pursuant to the Restructuring Transactions; no such Owner, officer, manager, director or Affiliate provides or causes to be provided any assets, services (other than services as an officer, director or employee) or facilities to the Company or any of its Subsidiaries; neither the Company nor any of its Subsidiaries provides or causes to be provided any assets, services or facilities to any such Owner, officer, manager, director or Affiliate (other than as reasonably necessary for them to perform their duties as officers, directors or employees); neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any investment in or issued by any such officer, manager, director or Affiliate; and no such Owner, officer, manager, director or Affiliate has any direct or indirect ownership interest in any person with which the Company or any of its Subsidiaries competes or has a business relationship other than an ownership interest that represents less than five percent of the outstanding equity interests in a publicly traded company.

                  (u) Clearing Activities. Each of the Company and its Subsidiaries have taken reasonable steps to manage risk in its clearing business including performing due diligence with respect to the character and integrity of customers in the opening of its customer accounts. Since January 1, 1997, no person or Self-Regulatory Organization has made a written claim that the Company or any of its Subsidiaries is responsible or liable for the trading activities of its clearing customers which the Company reasonably believes is likely to give rise to a liability.

                  (v) Disclosure. The copies of all documents furnished to Acquiror in connection with this Agreement were accurate and complete copies of the originals thereof, including all amendments and supplements thereto.

                  (w) Anti-takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company or any of its Subsidiaries is applicable to the Merger or the transactions contemplated thereby.

                  (x) Derivatives. All swap, forward, future, option, or any other similar agreement or arrangement executed or arranged by the Company or any of its Subsidiaries, whether entered into for the Company's account, or for the account of one or more of the Company's Subsidiaries or their customers were, to the Company's knowledge, entered into (i) in accordance with all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed at the time to be financially responsible; and each of them constitutes the valid and legally binding obligation of the Company or any of its Subsidiaries, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity, and are in full force and effect. Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

                  (y) Offering Memorandum. The Company has delivered to Acquiror a copy of the Partnership's confidential offering memorandum, dated August 16, 2000, for the Partnership's 8.25% Senior Notes due 2005 (the "Offering Memorandum"). As of the date thereof, the Offering Memorandum did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

                  (z) As of the effective time of the SLK Investing Merger contemplated by the SLK Investing Merger Agreement attached hereto as Annex 13, SLK Investing will be the sole record and beneficial owner of all of the issued and outstanding Class A limited partnership interests in the Partnership. As a result of the SLK Investing Merger, the Company will own all issued and outstanding Class A limited partnership interests in the Partnership free and clear of all Liens. As of the effective time of the SLK Investing Merger, SLK Investing will not have any liabilities (whether accrued, contingent, absolute, determined, determinable, known, unknown or otherwise) or assets, other than the Class A limited partnership interests in the Partnership, and the Company will not incur, or become obligated for, any liabilities (whether accrued, contingent, absolute, determined, determinable, known, unknown or otherwise) as a result of the SLK Investing Merger. As of the Effective Time, all of the Restructuring Transactions shall have been completed in accordance with the terms set forth on Schedule 6.13.

                  (aa) Schedule 5.03(aa) contains a true, accurate and complete list of (i) all distributions made on any shares of capital stock or equity interests of the Company or any of its Subsidiaries (other than distributions from Subsidiaries to the Company or a wholly owned Subsidiary of the Company), (ii) all withdrawals made by the Members or any equity holder of the Partnership and (iii) other than payments pursuant to Article III, any payments made to any Affiliate, owner, officer, manager or director out of the ordinary course of business, in each case, between September 10, 2000 and the Closing Date pursuant to Section 4.01(c) or otherwise.

                  5.04 Representations and Warranties with Respect to the Partnership. Subject to Section 5.02, except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, the Company hereby represents and warrants to, and agrees with, Acquiror as follows:

                  (a) Organization, Standing and Authority. The Partnership has been duly organized and is validly existing as a limited partnership in good standing under the laws of the State of New York. The Partnership is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of the Partnership and its Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. The Partnership has delivered to the Acquiror a true and complete copy of its Certificate of Limited Partnership and its Amended and Restated Articles of Partnership, which are the only Constitutive Documents of the Partnership.

                  (b) Partnership Interests. Subject to such changes in the Class C limited partners of the Partnership permitted by Section 4.01(b) of which the Company shall promptly give notice to Acquiror and after giving effect to the transfer of the Class A limited partnership interest from SLK Investing to the Company pursuant to the SLK Investing Merger, Annex 2 lists all of the Partners of the Partnership and the amount of their Partnership Interests, and the Partnership has no Partnership Interests reserved for issuance and no obligation to admit any other person as a general or limited partner. All of the outstanding Partnership Interests have been duly authorized, validly issued, fully paid and, except for the general partnership interest, non-assessable, and were not issued in violation of any subscriptive or preemptive rights. There are no other Partnership Interests outstanding (or claims made against the Partnership or the Company in respect thereof) and there are no preemptive rights or any outstanding rights of any character relating to issued or unissued Partnership Interests (including those relating to the issuance, sale, purchase, redemption, conversion, exchange, redemption, voting or transfer thereof). Since September 30, 1999, no dividend or other distribution has been declared or paid on or in respect of the Partnership Interests or any other interest in the Partnership.

                  5.05 Representations and Warranties of Acquiror. Subject to
Section 5.02, except as Previously Disclosed by Acquiror in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Acquiror hereby represents and warrants to the Company as follows:

                  (a) Organization, Standing and Authority. Acquiror has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware. Each of Acquiror and NewCo is or will be duly qualified to do business and is or will be in good standing in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of Acquiror and its Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

                  (b) Authority. Each of Acquiror and NewCo has the requisite corporate or other power and authority, and has taken all action necessary, in order (1) to authorize the execution and delivery of, and performance of its obligations under, this Agreement and (2) to approve and adopt the Merger and, in accordance therewith, to consummate the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, any action of the stockholders of Acquiror and the members of NewCo required to approve or adopt this Agreement and the transactions contemplated by this Agreement has been duly taken in accordance with the requirements of the Delaware General Corporation Law or the New York Limited Liability Company Law, as the case may be. No further action of the stockholders or board of directors of Acquiror or the members of NewCo is required in order to consummate the Mergers and the other transactions contemplated by this Agreement. This Agreement constitutes the valid and binding agreement of each of Acquiror and NewCo enforceable in accordance with its terms except, in each case, as the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditor's rights generally and by general principles of equity.

                  (c) No Defaults. Except as Previously Disclosed, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement by Acquiror and NewCo does not and will not (1) conflict with or constitute a breach or violation of, or a default under, or cause or allow the acceleration or creation of any right, obligation or Lien (with or without the giving of notice, passage of time or both) pursuant to, any law, rule or regulation or any judgment, decree, order or governmental or non-governmental permit, license, franchise or privilege or any Contract of Acquiror or of any of its Subsidiaries or to which Acquiror or any of its Subsidiaries or its or their properties is subject or bound, (2) constitute a breach or violation of, or a default under, the Constitutive Documents of Acquiror or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order or governmental or non-governmental permit, license, franchise or privilege or the consent or approval of any other party to any such Contract.

                  (d) SEC Documents and Financial Statements. (1) Acquiror has made available to the Company copies of its Annual Report on Form 10-K for the fiscal year ended November 26, 1999, and its Quarterly Reports on Form 10-Q for the fiscal quarters ended February 25, 2000 and May 26, 2000, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date of the Original Agreement, the "SEC Documents"). As of their respective dates, each of the SEC Documents (including the financial statements, exhibits and schedules thereto), filed, used or circulated prior to the date of the Original Agreement complied, and any such SEC Documents filed, used or circulated subsequent to the date of the Original Agreement will comply, as to form with the Exchange Act and did not, and will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of Acquiror's consolidated statements of financial condition included in the SEC Documents, including the related notes and schedules thereto, fairly presents, or with respect to such statements included in SEC Documents filed after the date of the Original Agreement will fairly present, in all material respects, the consolidated financial position of Acquiror and its Subsidiaries as of the date of such statement of financial condition and each of the consolidated statements of income, cash flows and owners' equity included in the SEC Documents, including any related notes and schedules thereto, fairly presents, or with respect to such statements included in SEC Documents filed after the date of the Original Agreement will fairly present, in all material respects, the consolidated results of operations, cash flows and stockholders' equity of Acquiror and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments and footnote disclosure), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except as may be noted therein and except that unaudited statements may not include notes) (the "Acquiror Financial Statements").

                           (2) There are no liabilities as of the date of the
                  Original Agreement of Acquiror or any of its Subsidiaries of any kind whatsoever that are required to be disclosed on its balance sheet, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances known to Acquiror or any of its Subsidiaries which could reasonably be expected to result in such a liability, other than:

                                    (A) liabilities reflected or reserved
                           against in the Acquiror Financial Statements; and

                                    (B) liabilities arising in the ordinary
                           course of business consistent with past practice, after the date of the most recent balance sheet included in the Acquiror Financial Statements that are not and could not reasonably be expected to have a Material Adverse Effect on Acquiror or any of its Subsidiaries.

                           (3) Since November 26, 1999, there has not occurred
                  any change, occurrence or event, and no change, occurrence or event has become reasonably likely, which has had, or is reasonably likely to have, a Material Adverse Effect with respect to Acquiror.

                  (e) Capital Stock. The Acquiror has (1) 4,000,000,000 authorized shares of Acquiror Common Stock, of which 440,901,874 were outstanding as of May 26, 2000, (2) 200,000,000 authorized shares of nonvoting common stock, of which 7,440,362 were outstanding as of May 26, 2000 and (2) 150,000,000 authorized shares of Preferred Stock, of which none are outstanding. All of the outstanding shares of Acquiror Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any subscriptive or preemptive rights. When issued in the Merger in accordance with the terms of this Agreement, the shares of Acquiror Common Stock constituting Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable, shall not have been issued in violation of any subscriptive or preemptive rights and shall have been approved for listing on the NYSE, upon official notice of issuance.

                  (f) Compliance with Laws. Except as set forth in the SEC Documents filed prior to the date of the Original Agreement, the businesses of each of Acquiror and its Subsidiaries have not been, and are not being, conducted in violation of any applicable laws, except as is not reasonably likely to have a Material Adverse Effect on Acquiror. Except as set forth in the SEC Documents filed prior to the date of the Original Agreement, no investigation or review by any Governmental Authority with respect to Acquiror or any of its Subsidiaries is pending or, to the knowledge of Acquiror, threatened, except as is not reasonably likely to have a Material Adverse Effect on Acquiror. To the knowledge of Acquiror, no material change is required in Acquiror's or any of its Subsidiaries' processes, properties or procedures in connection with any such laws, and Acquiror has not received any notice or communication or any material noncompliance with any such laws that has not been cured as of the date of the Original Agreement, except as is not reasonably likely to have a Material Adverse Effect on Acquiror.

                  (g) NewCo. NewCo is a New York limited liability company organized solely for the purpose of consummating the transactions contemplated hereby and has no material assets and liabilities and is treated, for federal income tax purposes, as a disregarded entity or partnership.


                                   ARTICLE VI

                                    COVENANTS

                  6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Acquiror agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end, including cooperating in seeking to obtain any contractual consents required from third parties; provided, however, that nothing in this Section 6.01 shall require, or be construed to require, Acquiror to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective

Time, any assets, businesses, or interest in any assets or businesses of Acquiror, the Company or any of their respective Affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses.

                  6.02     Access; Information.

                  (a) The Company agrees that upon reasonable prior notice and subject to applicable laws relating to the exchange of information, and in a manner so as to not interfere with the normal business operations of the Company and its Subsidiaries, it shall afford Acquiror and its officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period from the date of the Original Agreement to the Closing to the books, records (including Tax Returns and work papers, whether prepared by employees, consultants, or independent auditors), properties, personnel and such other information of the Company, and its Subsidiaries as Acquiror (or any such representative) may reasonably request and, during such period, the Company shall furnish to Acquiror (or such other representative) (1) a copy of each material report, schedule and other document filed by the Company or any of its Subsidiaries pursuant to the requirements of Securities Laws, promptly after the filing thereof, (2) monthly Focus Reports not later than the 25th day after the end of each month, commencing with the first Focus Report filed after the date of the Agreement, and (3) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Acquiror (or any such other representative) may reasonably request, reasonably promptly after such request.

                  (b) No investigation by Acquiror of the business and affairs of the Company or its Affiliates shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or any conditions to any party's obligation to consummate the transactions contemplated by this Agreement.

                  6.03 No Rights Triggered. The Company shall take all reasonable steps necessary to ensure that the entry into this Agreement and the consummation of the transactions contemplated by this Agreement and any other action or combination of actions, or any other transactions contemplated by this Agreement, do not and will not result in the grant of any Rights to any person
(a) under the Constitutive Documents of the Company or any of its Affiliates or
(b) under any agreement to which the Company or any of its Affiliates is a party or by which they are bound or to which any of their respective properties are subject.

                  6.04     Regulatory Applications.

                  (a) Subject to the proviso contained in Section 6.01, each of Acquiror and the Company shall use its respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties, Self-Regulatory Organizations and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each party will consult with the other party, subject to applicable law, and rules or regulations of any Governmental Authority, with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties, Self-Regulatory Organizations and Governmental Authorities necessary or reasonably advisable to consummate the transactions contemplated by this Agreement and each will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

                  (b) Unless precluded by applicable law, rule or regulation of any Governmental Authority, each of Acquiror and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, Owners, directors, officers, employees and such other matters as may be necessary or reasonably advisable in connection with any filing, notice or application made by or on behalf of such other party to any third party, Self-Regulatory Organization or Governmental Authority.

                  6.05     Regulatory Compliance.

                  (a) The Company will use its reasonable best efforts to maintain all of the Company's existing material permits, licenses, authorizations, orders and regulatory approvals and the minimum net capital necessary to conduct its businesses as currently conducted by the Company and comply in all material respects with all regulatory requirements applicable to the business of the Company.

                  (b) The Company shall provide to Acquiror, promptly after the filing thereof, a copy of each report filed by the Company with any Self-Regulatory Organization.

                  6.06 Performance Ranking. The Company will use its best efforts to operate the specialist business in such a manner that the Company will maintain, at all times prior to the Closing Date, an overall tier classification of not lower than Tier 3 in the quarterly Specialist Performance Evaluation Questionnaire results prepared by the NYSE.

                  6.07     Notification of Certain Matters.

                  (a) Each of Acquiror and the Company shall give prompt notice to the other of any fact, event or circumstance known to it or any of its Subsidiaries that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a breach of any of its representations and warranties, after giving effect to Section 5.02, or covenants or agreements contained herein.

                  (b) Prior to the Closing, the Company shall promptly notify Acquiror, and Acquiror shall promptly notify the Company, of:

                           (1) any notice or other communication from any person
                  making any offer or proposal referred to in Section 4.01(f) or alleging that the consent of such person is or may be required as a condition to the Closing;

                           (2) any notice or other written communications from
                  any client (A) terminating or threatening to terminate any Contract relating to the rendering of services to such client by the Company or any of its Subsidiaries or (B) relating to any dispute with such client by the Company or any of its Subsidiaries, in each case which, individually or in the aggregate, are or are reasonably likely to be material; or

                           (3) any notice or other communication from any
                  Governmental Authority or Self-Regulatory Organization in connection with the transactions contemplated by this Agreement.

                  (c) Promptly after the date of this Agreement, the Company shall provide to each Member that has not, as of the date of this Agreement, executed and delivered a Member Agreement a written notice that satisfies the requirements of Section 407(c) of the New York Limited Liability Company Law informing such Members that the Members that have executed and delivered a Member Agreement (i) hold in the aggregate voting interests having a majority in interest of the Members and (ii) have adopted and consented to the Merger.

                  6.08 Public Announcements. The parties agree that they will not, without the prior approval of the other parties, issue any press release or written statement for general circulation relating to the transactions contemplated by this Agreement, except as otherwise required by applicable law or regulation or the rules of any applicable Self-Regulatory Organization and, if so required, such party will endeavor to give the other party a reasonable opportunity to review and comment on the statement prior to its release.

                  6.09 Fee Agreements. The Company shall provide to Acquiror, promptly after executing the same, a copy of any written fee agreement or any material contract, agreement or other instrument relating specifically to the operation of the specialist business into which the Company enters after the date of the Original Agreement.

                  6.10 Private Placement. The parties understand and agree that the sale of shares of Acquiror Common Stock to the Members in the Merger and to Withdrawn Members or holders of Managing Director Subordinated Notes pursuant to
Article III is intended to be a "private placement" exempt from registration under the Securities Act by virtue of Regulation D thereof. Each party represents and warrants to the others that, as of the Closing Date, assuming the truth of the representations and warranties made herein and in the Supplemental Agreements by each of the parties thereto, such party has taken no action without the prior written consent of the other parties that would cause (i) the sale of Acquiror Common Stock in the Merger or (ii) the sale of Acquiror Subordinated Notes pursuant to Section 3.03 to become subject to the registration requirements of the Securities Act.

                  6.11 Employee Benefits. Acquiror agrees that during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company and its Subsidiaries will continue to be provided with benefits under employee benefit plans (other than stock options or other plans involving the issuance of securities of the Company or Acquiror) which in the aggregate are substantially comparable to those currently provided by the Company to such employees or that are comparable to those provided to similarly situated employees of Acquiror or its Subsidiaries; provided, however, that employees covered by collective bargaining agreements need not be provided with such benefits. Acquiror will cause each employee benefit plan of Acquiror or any of its Subsidiaries in which employees of the Company or any of its Subsidiaries are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with the Company or any of its Subsidiaries as if such service were with Acquiror or any of its Subsidiaries, to the same extent that such past service was credited under a comparable plan of the Company or any of its Subsidiaries or is provided generally to employees of Acquiror (and similar treatment shall apply to past employee compensation). Within twenty days of the date of the Original Agreement, the Company shall furnish a list to Acquiror of all Compensation Plans that are not significant Compensation Plans that were not Previously Disclosed pursuant to Section 5.03(o)(1).

                  6.12 Indemnification of Members and Employees. For the six-year period immediately following the Effective Time, Acquiror agrees that it will indemnify and hold harmless each Member (in its capacity as an officer or a Managing Director acting in an executive capacity of the Company, SLK Management Inc. or the Partnership) against any Losses incurred in connection with any third party claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under the New York Limited Liability Company Law to indemnify such person but only if such Member acted in good faith, for a purpose which such Member reasonably believed to be in the best interests of the Company, SLK Management Inc. or the Partnership, as applicable, and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful; provided, further, that Acquiror shall have the right to assume and control the defense of such claim and any litigation resulting therefrom) it being understood that such Member shall have the right to participate in such defense and that Acquiror shall not consent to entry of any judgment or entry into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Member of a release from all liability in respect to such claim or litigation.

                  6.13 Restructuring Transactions. Prior to the Effective Time, the Company shall complete the Restructuring Transactions in accordance with the terms set forth in Schedule 6.13.

                  6.14 SLK 2000. The Company agrees that prior to the Closing it shall deposit with SLK 2000, LLC, a New York limited liability company (or another entity designated by the Company (SLK 2000, LLC or such other entity, collectively "SLK 2000")) an amount in cash equal to at least $15 million in order to secure performance by the Members with the terms of Section 14(d) of the Member Agreements and the indemnification obligations under Article VII. Any amount (but not more than $15 million pursuant to this Section) held by SLK 2000 may be used to satisfy (x) amounts payable for indemnification obligations under
Article VII hereunder (subject to any limitation as may be imposed by such Member's Indemnification Percentage) and (y) the amount of any Overpayment with respect to any Member as contemplated by Section 14(d) of such Member's Member Agreement. SLK 2000 hereby agrees to pay to Acquiror (x) any amounts owed to Acquiror in respect of such indemnification obligations under Article VII and
(y) the amount of
any Overpayment with respect to any Member as contemplated by Section 14(d) of such Member's Member Agreement; provided, that in no event shall SLK 2000 be required to pay to Acquiror an aggregate amount in excess of $15 million in respect of all such obligations pursuant to this Section. SLK 2000's obligations under this Section 6.14 shall terminate after the amount of the Underpayments (as defined in the Member Agreements), if any, or the Overpayments (as defined in the Member Agreements), if any, with respect to all Members shall have been finally determined (as mutually agreed by SLK 2000 and Acquiror) and the amounts of any Overpayments, if any, shall have been remitted to Acquiror. SLK 2000 hereby agrees that until such time as its obligations under this Section shall have terminated, it shall ensure that it shall have net assets of at least $15 million.


                                   ARTICLE VII

                                   TAX MATTERS

                  7.01 Tax Representations. Except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, the Company, the Partnership and each of their Subsidiaries hereby represent and warrant to Acquiror as follows:

                  (a) All Tax Returns required to be filed or furnished to any person (including its owners) on or before the Closing Date (taking into account applicable extensions) by or with respect to the Company, the Partnership and each of their Subsidiaries or any of their income, properties or operations have been, or will be, duly and timely filed or furnished, the information reflected on those Tax Returns was, or when filed or furnished will be, accurate and complete, and the Company, the Partnership and each of their Subsidiaries have, or will have, timely paid all Taxes other than Taxes resulting from transactions or actions occurring on the Closing Date, but after the Closing, or after the Closing Date for which they are responsible that are due on or before the Closing Date or have provided for such Taxes in a reserve which is adequate for the payment of such Taxes and is identified in the Financial Statements, and through the Closing Date will have maintained adequate provisions on their books for all Taxes other than Taxes resulting from transactions or actions occurring on the Closing Date, but after the Closing, or after the Closing Date payable by them that have accrued but are not yet due;

                  (b) There are no outstanding assessments, claims or deficiencies for any Taxes of the Company, the Partnership or any of their Subsidiaries that have been proposed, asserted or assessed in writing;

                  (c) No Tax audit or examination is currently being conducted or proposed in writing by any taxing authority with respect to the Company, the Partnership or any of their Subsidiaries;

                  (d) There are no outstanding waivers or agreements extending the applicable statute of limitations for any period with respect to any Taxes of the Company, the Partnership or any of their Subsidiaries;

                  (e) None of the Company, the Partnership or any of their Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Closing, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing Date;

                  (f) There is no outstanding written claim by a taxing authority that the Company, the Partnership or any of their Subsidiaries may be subject to taxation or required to file a Tax Return in a jurisdiction where it does not file Tax Returns and none of the Company, the Partnership or any of their Subsidiaries is aware of any jurisdiction that could properly make such a claim;

                  (g) There are no Tax allocation or sharing agreements to which the Company, the Partnership or any of their Subsidiaries is a party;

                  (h) None of the Company's Subsidiaries is or has been a member of an affiliated group (within the meaning of Section 1504 of the Code or similar provisions of state, local or foreign law) with respect to which it is liable for Taxes of another person under Treasury Regulations Section 1.1502-6 or any similar provision under state, local or foreign law;

                  (i) Each of the Company's Subsidiaries that is required to be is registered for the purposes of sales tax, transfer taxes, value added taxes or any similar Tax has been so registered at all times that it has been required to be so registered, and it has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to such Taxes;

                  (j) There are no Material Liens or encumbrances for Taxes on any of the assets of the Company, the Partnership or any of their Subsidiaries;

                  (k) Each of the Company, the Partnership and each of their Subsidiaries has paid all Taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties and has complied with all requirements (including record retention) applicable to information reporting or other reporting requirements;

                  (l) None of the Company, the Partnership or any of their Subsidiaries or any predecessor to the Company, the Partnership or their Subsidiaries has made any consent under Section 341 of the Code;

                  (m) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Merger or the acquisition of any Partnership Interest by Acquiror;

                  (n) For U.S. federal income tax purposes, each of the Company, the Partnership and each of their Subsidiaries is, and through the Closing Date will be, treated as a partnership or disregarded entity, and none of the Company, the Partnership, any of their Subsidiaries or, to the best knowledge of the Company, any Owner or other owner of any interest in the Company or any of its Subsidiaries has, or through the Closing Date will have, made any election, taken any action or filed any Tax Return on a basis that is inconsistent with the foregoing; and

                  (o) All Tax Returns (including attachments thereto) of the Company, the Partnership and each of their Subsidiaries and all closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings (if any) entered into with or issued by any taxing authority, by or with respect to the Company, the Partnership or any of their Subsidiaries that were delivered by the Company pursuant to Acquiror's due diligence request are true copies of such documents.

                  7.02     Covenants.

                  (a) Elections. Until the Effective Time, except as Previously Disclosed or as expressly contemplated by this Agreement or any Supplemental Agreement, the Company will not, and the Company will cause any of its Subsidiaries and the Partnership not to, make any Tax elections, amend any Tax elections currently in effect, change or consent to any change in any method of accounting for any Tax purpose or file any Tax Return (including any amended return) on a basis that is not consistent with past practice, in each case without the prior written consent of the Acquiror, which consent shall not be unreasonably withheld, provided, however, that such consent shall not be considered unreasonably withheld if the election, amendment or change, as the case may be, would adversely affect the Acquiror.

                  (b) Tax Returns. Any Tax Returns with respect to the operations of the Company, the Partnership and their Subsidiaries for all periods ending on or before the Closing Date (the "Pre-Closing Period"), including for those jurisdictions and tax authorities that permit or require a short period Tax Return, shall be or caused to be prepared and filed on a timely basis after the Closing by the Acquiror. Whenever it is necessary to determine the liability for Taxes of the Company, the Partnership or any of their Subsidiaries for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the Company, the Partnership or any of their Subsidiaries for the portion of the taxable year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined and shall equal: (i) in the case of any real or personal property Tax or any other Tax imposed on a periodic basis, an amount equal to the Tax for the entire taxable period beginning before and ending after the Closing Date, multiplied by a fraction the numerator of which is the number of days in such portion of the period ending on the Closing Date and the denominator of which is the number of days in such entire taxable period; and (ii) in the case of any other Tax, the amount that would be payable by the Company, the Partnership or any of their Subsidiaries if its taxable year that began prior to the Closing Date ended on the Closing Date. Any Taxes due in respect of Tax Returns filed pursuant to the first sentence of this paragraph and any Taxes allocable to Pre-Closing Periods under the immediately preceding sentence (including any interest or penalties assessed with respect to such Taxes) shall be considered "Pre-Closing Taxes". At least 10 business days prior to the filing of any such Tax Return that includes Pre-Closing Taxes, Acquiror shall make available to the SLK Representative copies of such proposed Tax Return, and the filing of such Tax Return shall be subject to the approval of the SLK Representative, which approval shall not be unreasonably withheld; provided, that, in the event the SLK Representative does not provide such approval or disapproval to Acquiror within 5 business days after receipt of such proposed Tax Return copies, the SLK Representative shall be deemed to have provided an irrevocable approval with respect to such Tax Return.

                  (c) Cooperation. The currently designated Tax Matters Partner (as defined in Section 6231(a)(7) of the Code) of the Company, the Partnership and each of their Subsidiaries (including SLK investing) that is treated as a partnership for U.S. federal income tax purposes, shall continue as Tax Matters Partner. If such Tax Matters Partner shall desire to resign such position (or is to be liquidated or otherwise becomes ineligible) or the Acquiror shall request the Tax Matters Partner's resignation, the current Tax Matters Partner shall, subject to the Acquiror's consent which shall not be unreasonably withheld, designate his or her replacement (and in the case of a liquidation of the Tax Matters Partner, such designation shall occur prior to liquidation) (and complete and execute any forms as may be required to evidence or effect such designation). The Acquiror and the Surviving LLC shall cooperate with the Tax Matters Partner in any Tax audit, examination or other proceeding involving the Company, the Partnership or any of their Subsidiaries that is treated as a partnership for U.S. federal income tax purposes for any taxable period that relates to periods prior to the Closing. The Tax Matters Partner shall not enter into any compromise or agree to settle any claim pursuant to any Tax audit, examination or other proceeding which would adversely affect the Acquiror for any taxable year without the written consent of the Acquiror, which consent may not be unreasonably withheld.

                  (d) Section 754 Election. To the extent permitted by law and contract, the Company, the Partnership and each of their respective Subsidiaries that is treated as a partnership for U.S. federal income tax purposes, shall make an election, or continue in effect any election previously made, under Section 754 of the Code and any comparable provision of any other tax law for the taxable year in which the Closing occurs, provided, that the Company and the Partnership shall be required to exercise any right (or, to the extent the Company or the Partnership can do so, the Company and the Partnership shall cause any of their Subsidiaries to exercise any right) they have to amend any contract to permit such election to be made.

                  (e) Transfer Taxes. Fifty percent (50%) of all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by the Merger (including any real property transfer tax and any similar Tax) shall be paid by each of Acquiror on the one hand, and the Members, on the other. Notwithstanding the immediately preceding sentence, one hundred percent (100%) of all transfer, documentary, sales, use, stamp, registration, value added and other such taxes and fees incurred in connection with the Restructuring Transactions shall be paid solely by the Members. Each party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and to the extent required by applicable law, each party will join, and cause its Subsidiaries and Affiliates to join, in the execution of any such Tax Returns and other documentation.

                  (f) Allocation of Purchase Price. Acquiror shall determine the allocation of any adjustments to the basis of the assets of the Company, the Partnership and each of their respective Subsidiaries resulting from the Merger; provided, that any such allocation to assets covered under Section 751 of the Code, if any, shall be subject to approval of the Company, or, if after the Effective Time, the SLK Representative, which consent shall not be unreasonably withheld.

                  7.03 Termination of Tax Sharing Agreements. Any Tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by any of the Company's Subsidiaries or any member of its affiliated groups (as defined in Section 1504(a) of the Code) shall be terminated as of the Closing Date unless a continuation of such agreement is required by law or contract, or consented to by the Acquiror. After the Closing Date, none of the Surviving LLC or any of its Subsidiaries shall have any further rights or liabilities thereunder.

                  7.04     Seller Tax Indemnification.

                  (a) Each Acquiror Party shall, pursuant to this Section 7.04(a) and the Supplemental Agreements, be entitled to indemnification from the Members, severally and not jointly (in proportion to their respective Indemnification Percentages), against, and shall be held harmless (subject to the limitations set forth herein) by the Members, severally and not jointly (in proportion to their respective Indemnification Percentages), from:

                  (i) Pre-Closing Taxes in excess of Taxes for which reserves have been established prior to the date of the Original Agreement or will be established prior to the Closing Date, consistent with past practice;

                  (ii) Pre-Closing Taxes imposed on any Acquiror Party as members of an "affiliated group" (within the meaning of Section 1504(a) of the Code or any comparable provision of foreign, state or local law) that arises under Treasury Regulations Section 1.1502-6(a) or any comparable provision of foreign, state or local law; and

                  (iii) a breach of the representations set forth in Section
                  7.01;

         provided, however, that the Members shall not be liable for and shall not indemnify any Acquiror Party for any Taxes resulting from transactions or actions taken on the Closing Date (but after the Closing) or after the Closing Date; provided, further, that notwithstanding the foregoing, no Acquiror Party shall be entitled to payment of indemnification pursuant to this Section 7.04 (a) with respect to any individual Loss unless the aggregate of all such Losses (after reduction for any tax benefits realized as a result of the payment or accrual of such Losses) shall exceed $5 million (and then only for the amount of such excess).

                  (b) The amount of any indemnification payment payable in accordance with this Section 7.04 and Article IX shall be reduced by the amount of any reduction in Taxes actually realized (or to be realized in such year) as a result of the event giving rise to the indemnification payment. The Indemnified Party shall pay the Indemnifying Party the amount of any reduction in Taxes actually realized in a future year as a result of the event giving rise to such indemnification payment within ten (10) business days of receiving such payment with respect to such reduction to the extent such payment with respect to such reduction is received after the Indemnified Party receives such indemnification payment, provided, that, the amount paid shall not exceed the payments previously made by such Members under this Section 7.04 or Article IX, as the case may be. Each Member shall be severally and not jointly liable for such indemnification obligations in proportion to their respective Indemnification Percentages. Unless settled in a reasonable period of time in cash by a Member or by delivery of Acquiror Common Stock (valued at market price at the time of delivery), all amounts payable for indemnification of Acquiror by any Member pursuant to this Section 7.04 may, in Acquiror's sole discretion, be offset against shares of Acquiror Common Stock owned by such Member or against other amounts payable by Acquiror or any Affiliates of Acquiror to such Member. It is understood that an Member's Acquiror Common Stock may be used to satisfy amounts payable for indemnification even if such shares are not then transferable under the transfer restrictions in the Member's Member Agreement.

                  (c)      Contests.

                  (i) The Acquiror shall notify the SLK Representative if the Internal Revenue Service (or other taxing authority) shall propose an adjustment, which, if upheld, would result in the Members making a payment under Section 7.04(a). If the SLK Representative shall request, the Acquiror shall (x) consult with the SLK Representative regarding the contest of such proposed adjustment, (y) use good faith efforts to permit the SLK Representative to attend scheduled meetings with the Internal Revenue Service (or other taxing authority) regarding such contest and (z) if feasible, provide the SLK Representative with copies of written materials prior to submission. Notwithstanding the foregoing, the Acquiror shall have absolute and complete control of any contest provided, that the Acquiror shall not settle any contest without the consent of the SLK Representative, which consent shall not be unreasonably withheld.

                  (ii) The SLK Representative shall control any contest involving proposed adjustments to Tax returns filed by the Company, the Partnership or any of their respective Subsidiaries for which the liability for additional Taxes, if the adjustments were to be upheld, would be borne directly by the Members. The SLK Representative shall consult in good faith with the Acquiror during the course of such contest, provided, that without the consent of the Acquiror, which consent shall not be unreasonably withheld, the SLK Representative shall not consent to any adjustment that would adversely affect Acquiror after the Closing.

                  (iii) To the extent consistent with the foregoing, the Company and the SLK Representative shall cooperate with each other in pursuing any contest under this section.

                  7.05 Exclusivity. The indemnification and other provisions of this Article VII shall be the sole provisions governing tax indemnification matters (other than for taxes relating to, or arising in connection with, the Restructuring Transactions).

                  7.06 Survival of Obligations. The obligations of the parties set forth in this Article VII shall remain in effect until 60 days after the expiration of the applicable statute of limitations.

                  7.07 Agreed Tax Treatment. Any Payment made to an Acquiror Party pursuant to Section 7.04 and any Payment pursuant to Article IX shall constitute an adjustment of the Merger Consideration for tax purposes, and shall be treated as such by the Acquiror Parties, the Company and any Member on their respective Tax Returns to the extent permitted by law. The parties intend that the Merger Consideration shall, for U.S. federal income tax purposes, be treated as a payment for the Members' Company Membership Interest.


                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

                  8.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of Acquiror, NewCo and the Company to consummate the Merger is subject to the fulfillment or written waiver by the other parties prior to the Closing of each of the following conditions:

                  (a) Governmental and Regulatory Consents. The waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated. All approvals and authorizations of, filings and registrations with, and notifications to, all Governmental Authorities and Self- Regulatory Organizations required for the consummation of the Merger and the other transactions contemplated by this Agreement and for the prevention of any termination of any material right, privilege, license or franchise of either (1) Acquiror or its Subsidiaries or

         (2) the Company or its Subsidiaries (and, in each case, granted by any Governmental Authority or Self-Regulatory Organization) shall have been obtained or made and shall be in full force and effect and all waiting periods required by law or by rule or regulation of any Governmental Authority shall have expired. Notwithstanding the foregoing, none of the preceding in the previous two sentences shall be deemed obtained or made if it shall be subject to any condition or restriction the effect of which is that such condition or restriction could reasonably be expected to have a Material Adverse Effect on the Company or Acquiror.

                  (b) No Injunction. No Governmental Authority of competent jurisdiction shall have, after the date of this Agreement, enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or materially restricts or materially adversely affects the consummation of the transactions contemplated by this Agreement (an "Order").

                  8.02 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are also subject to the fulfillment or written waiver by the Company prior to the Closing of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Acquiror set forth in this Agreement shall be true and correct (after giving effect to Section 5.02) as of the date of the Original Agreement and as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties that by their terms speak only as of the date of the Original Agreement or some other date need be true and correct only as of such date; and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Acquiror by a senior executive officer to such effect.

                  (b) Performance of Obligations of Acquiror. Acquiror and NewCo shall have performed and complied with in all material respects all agreements, covenants and obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Acquiror by a senior executive officer to such effect.

                  8.03 Conditions to Obligations of Acquiror and NewCo. The obligations of each of Acquiror and NewCo to consummate the Merger are also subject to the fulfillment or written waiver by Acquiror prior to the Closing of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (after giving effect to Section 5.02 in the case of the representations and warranties of the Company) and of the Members in the Member Agreements (other than violations of the representations and warranties of the Members that will not adversely affect Acquiror's ownership of, or rights with respect to, any Partnership Interest or Membership Interest) shall be true and correct as of the date of the Original Agreement and as of the Closing Date as though made on and as of the Closing Date, except that representations and warranties that by their terms speak only as of the date of the Original Agreement or some other date need be true and correct only as of such date; and Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of the Company by a senior executive officer of the Company to such effect.

                  (b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all agreements, covenants and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of the Company by a senior executive officer of the Company to such effect.

                  (c) Third Party Consents. All consents or approvals of all persons, other than Governmental Authorities and those Previously Disclosed in Items 1 through 4 in Section 5.03(e) of the Disclosure Schedule, (i) required for or in connection with the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror or the Surviving LLC and (ii) required so that Acquiror or any of its Affiliates are not restricted from engaging in any material business or activity in, or relating to, the financial services industry.

                  (d) Member Agreement. A Member Agreement and Supplemental Member Agreement for each person who is a Member as of the date of the Original Agreement or is a Member as of the Closing Date shall have been executed and delivered.

                  (e) Acquiror Shareholders Agreement. Each Member of the Company shall have executed and delivered to the Acquiror a counterpart of the Acquiror Shareholders Agreement.

                  (f) Agreements with Exchanges. Acquiror shall have established procedures that shall have been approved by the NYSE pursuant to NYSE Rule 98, and procedures that shall have been approved by the American Stock Exchange pursuant to its Rule 193 (as well as procedures approved by the Philadelphia Stock Exchange, the Chicago Board Options Exchange and the Pacific Stock Exchange pursuant to analogous rules), each in a form, and with terms and conditions, reasonably satisfactory to Acquiror.

                  (g) SLK Investing Co. The SLK Investing Merger shall have been consummated in accordance with the terms of the SLK Investing Merger Agreement.

                  (h) Pledge Agreement. Each Member of the Company shall have executed and delivered to the Acquiror a counterpart of the Pledge Agreement (as defined in the Member Agreement).

                  (i) Company Condition. As of the Effective Time, the Company shall have no assets, liabilities (whether accrued, contingent, absolute, determined, determinable or otherwise) or other obligations other than its Partnership Interest and shall not have transferred to the Partnership or any other Subsidiary any liability (other than actions Previously Disclosed on Section 5.03(g) of the Disclosure Schedule).

                  (j) Manager. At the Effective Time, SLK Management Inc. shall have resigned as manager of the Company in accordance with Section 415 of the New York Limited Liability Company Law.

                  (k) Restructuring Transactions. The Company shall have effected the Restructuring Transactions in accordance with the terms set forth in Schedule 6.13 and shall have delivered to Acquiror evidence of the consummation of such transactions in a form reasonably acceptable to Acquiror.

                                   ARTICLE IX

                                 INDEMNIFICATION

                  9.01     Indemnification.

                  (a) After the Effective Time, each Acquiror Party shall, pursuant to this Section 9.01(a) and the Supplemental Agreements, be entitled to indemnification from the Members against, and shall be held harmless (subject to the limitations set forth herein) by the Members from, any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and attorneys' fees and expenses in connection with any action, suit or proceeding) ("Losses") incurred or suffered by such person arising out of, related to, or in connection with (i) any breaches of the Company's representations and warranties set forth in this Agreement (determined without regard to Section 5.02) (other than breaches of those representations and warranties (ww) set forth in Article VII for which indemnification is provided in Section 7.04, (xx) contained in 5.03(b)(iii), the last sentence of Section 5.03(g)(i), 5.03(z) and 5.03(aa), (yy) set forth in the last two sentences of the first paragraph of Section 5.03(c) and (zz) for which indemnification is provided in Section 9.01(b)); (ii) the failure by the Company to perform in any material respect any of its covenants or agreements contained in this Agreement; (iii) any claim of any current or former Partner or Partners (other than a current or former holder of a Class C limited partnership interest) or other person alleging rights equivalent to those of a Partner against Acquiror (excluding any unrelated business or other transaction), the Company (or the Surviving LLC as successor to the Company) or any of its Affiliates for any event, occurrence, act or omission occurring at or prior to the Effective Time; (iv) any claim of any current or former Member or Members (or other person alleging rights equivalent to those of a Member) against Acquiror (excluding any unrelated business or other transaction), the Company (or the Surviving LLC as successor to the Company) or any of its Affiliates for any event, occurrence, act or omission occurring at or prior to the Effective Time (other than any claim of a current Member contemplated by clause (v)); (v) any claim of any person, including, without limitation, any current or former Member or Partner of the Company, the Partnership or any of their respective predecessors, successors or affiliates or any Withdrawn Member in respect of any issue arising out of or relating to Section 3.01 or
         Section 3.03(i) (including, without limitation, (a) any claim that such person is entitled to payment whether pursuant to an oral or written agreement or otherwise as a Member of the Company under Section 3.01 or as a Withdrawn Member under Section 3.03(i) or (b) with respect to any person set forth on Annex 1, 9 or 11 hereof or Annex 2 to the limited liability agreement of the Surviving LLC, any claim that such person is entitled to any additional consideration under Section 3.01 or Section 3.03(i)); (vi) any claim of any person that it is entitled to payment of any monies with respect to the Managing Director Subordinated Notes set forth on Annex 17 (other than with respect to each note listed on Annex 17, the person whose name is listed opposite such note); (vii) any breaches of the Company's representations and warranties in Section 5.03(b)(iii), the last two sentences of the first paragraph of Section 5.03(c), the last sentence of Section 5.03(g)(1), Section 5.03(z) or
         Section 5.03(aa); (viii) the Restructuring Transactions; (ix) the Company's activities as general partner or managing general partner of SLK Funding Co., SLK Successor Partners or SLK 1986 or any other entity (other than the Partnership); and (x) the matters referred to in that certain letter agreement between Acquiror and the Company dated the date hereof; provided, however, that notwithstanding the foregoing each Member shall be severally and not jointly liable for such indemnification obligations in proportion to their respective Indemnification Percentages; and provided, further, that notice of any claim under this Section 9.01(a) in respect of or relating to a breach of the representations and warranties or the Company shall have been received by the Members on or prior to the date until which the relevant representation or warranty shall survive pursuant to Section 9.03; and provided, further, that notwithstanding the foregoing, no Acquiror Party shall be entitled to payment of indemnification pursuant to this Section 9.01(a)(i), (iii) or (iv) with respect to any individual item of Loss, (A) unless, with respect to this Section 9.01(a)(i), such item exceeds $1,000,000 (after reduction for any tax benefits realized by any Acquiror Party as a result of such Loss) and, with respect to this Section 9.01(a)(iii) and (iv), such item exceeds $100,000 (after reduction for any tax benefits realized by any Acquiror Party as a result of such Loss) and (B) unless, with respect to this
         Section 9.01(a)(i), the aggregate of all such Losses of all Acquiror Parties shall exceed $10 million (after reduction for any tax benefits realized by any Acquiror Party as a result of such Loss and then only for the amount of such excess); and provided, further, that no Acquiror Party shall be entitled to payment of indemnification pursuant to the provisions of this Section 9.01(a)(i), (iii) or (iv) to the extent that the amount of all Losses against which the Acquiror Parties shall have been previously indemnified under such provisions of this Section 9.01(a)(i), (iii) or (iv) exceeds $300 million in the aggregate. Unless settled in a reasonable period of time in cash by a Member or by delivery of Acquiror Common Stock (valued at market price at the time of delivery), all amounts payable for indemnification of Acquiror by any Member pursuant to this Section 9.01(a) may, in Acquiror's sole discretion, be offset against shares of Acquiror Common Stock owned by such Member or against other amounts payable by Acquiror or any Affiliates of Acquiror to such Member and held pursuant to the terms of the Custody Agreement. It is understood that a Member's Acquiror Common Stock may be used to satisfy amounts payable for indemnification even if such shares are not then transferable under the transfer restrictions in the Member's Member Agreement.

                  (b) After the Effective Time, each Acquiror Party shall, pursuant to this Section 9.01(b) and the Supplemental Agreements, be entitled to indemnification from the Members against, and shall be held harmless by the Members from, any and all Losses incurred or suffered by such person arising out of, related to or in connection with the pending or threatened Litigation involving the Company or any of its Affiliates as of the date of the Original Agreement and Previously Disclosed; provided, however, that (i) the first proviso contained in
         Section 9.01(a) and the last two sentences contained in Section 9.01(a) shall apply mutatis mutandis to the indemnification provided in this
         Section 9.01(b), (ii) no Acquiror Party shall be entitled to payment of indemnification pursuant to this Section 9.01(b) unless the aggregate of all such Losses of all Acquiror Parties (after reduction for any benefits realized by any Acquiror Party as a result of such Loss) shall exceed $4 million (and then only for the amount of such excess) and
         (iii) no Acquiror Party shall be entitled to payment of indemnification pursuant to the provisions of this Section 9.01(b) to the extent that the amount of all Losses against which the Acquiror Parties shall have been previously indemnified under this Section 9.01(b) exceed $29 million in the aggregate.

                  (c) After the Effective Time, the Members shall, pursuant to this Section 9.01(c), be entitled to indemnification from Acquiror against, and shall be held harmless (subject to the limitations set forth herein) by Acquiror from, any and all Losses incurred or suffered by them arising out of, related to, or in connection with, any breaches of, (i) Acquiror's representations and warranties set forth in this Agreement (determined without regard to Section 5.02); or (ii) the failure by Acquiror to perform in any material respect any of its covenants or agreements contained in this Agreement; provided, that notice of any claim under this Section 9.01(c)(i) shall have been received by Acquiror on or prior to the date until which the relevant representation or warranty shall survive pursuant to Section 9.03; and provided, further, that notwithstanding the foregoing, no Member shall be entitled to payment of indemnification pursuant to this Section 9.01(c)(i) with respect to any individual item of Loss, (A) unless, with respect to this Section 9.01(c)(i), such item exceeds $1,000,000 (after reduction for any tax benefits realized by any Member as a result of such Loss) and (B) unless the aggregate of all such Losses of all such parties with respect to this Section 9.01(c)(i) shall exceed $10 million (after reduction for any tax benefits realized by any Member as a result of such Loss and then only for the amount of such excess); and provided, further, that notwithstanding the foregoing, no Member will be entitled to payment of indemnification pursuant to this
         Section 9.01(c)(i) to the extent that the amount of all Losses for which Acquiror has previously provided indemnification under Section 9.01(c)(i) exceeds $300 million in the aggregate.

                  (d) For the purposes of this Section 9.01, in computing such individual or aggregate amounts of claims, the amount of each claim shall be deemed to be an amount net of any insurance proceeds and any indemnity, contribution or other similar payment recoverable by the indemnified party from any third party with respect thereto.

                  (e) Unless Acquiror otherwise consents in writing, the SLK Representative shall serve as the sole and exclusive representative of each Member with respect to any claim for indemnification brought by any Acquiror Party under this Article IX and with respect to any issue that arises in respect of this Article IX. The Company hereby agrees that the SLK Representative shall have the power to take any action in order to contest, defend and settle each such claim for indemnification on behalf of each Member and any action by the SLK Representative shall be final and binding on the Company and the Members.

                  9.02     Notice and Defense of Claims.

                  (a) Each party entitled to indemnification under this Article IX (the "Indemnified Party") shall give notice to the party or parties required to provide indemnification (the "Indemnifying Party") promptly, but not later than 45 days, after such Indemnified Party receives written notice of any claim, event or matter as to which indemnity may be sought; provided, that the failure of the Indemnified Party to give notice as provided in this Section 9.02 shall not relieve any Indemnifying Party of its obligations under Section 9.01 or Section 7.04, except to the extent that such failure actually and materially prejudices the rights of any such Indemnifying Party and then only to the extent of such prejudice. In the event of any claim, action, suit, proceeding or demand asserted by any person who is not a party (or a successor to a party) to this Agreement (a "Third-Party Claim") which is or gives rise to an indemnification claim, the Indemnifying Party may elect to assume and control the defense of any such claim and any litigation resulting therefrom, provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld or delayed), and the Indemnified Party may participate in such defense at the Indemnified Party's expense, which shall include counsel of its choice, provided, further, that the Indemnified Party shall have the right to employ, at the Indemnifying Party's expense, one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent the Indemnified Party if, in the Indemnified Party's reasonable judgment, there exists an actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party or if the Indemnifying Party elects not to defend, compromise or settle a Third-Party Claim, provided, further, that if the Indemnifying Party elects to assume and control the defense but fails to retain counsel to prosecute the action within thirty days of such election, then the Indemnified Party shall have the right to defend such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Party. The Indemnifying Party, in the defense of any such claim or litigation, shall not, except with the prior written consent of the Indemnified Party, consent to entry of any judgment or entry into any settlement (i) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation or (ii) which could reasonably be expected to restrict materially the conduct of business of Acquiror or any of its Subsidiaries. In the event the Indemnifying Party is prepared to settle an action and the Indemnified Party reasonably believes that such settlement could have such an impact on it then the Indemnified Party may choose to continue to defend such action in which case the Indemnified Party shall be responsible for the incremental costs of continuing such matter

         (including, the additional legal costs and additional costs or losses with respect to such matter) in excess of the amount offered to be settled by the Indemnifying Party (and the legal costs incurred to date) which costs shall be borne by the Indemnifying Party. The Indemnified Party shall not settle or compromise any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnified Party shall make its employees available and furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

                  9.03 Survival of Representations and Warranties. The representations and warranties shall survive the Closing, until February 28, 2002 and, thereafter, to the extent a claim is made prior to such date with respect to any breach of any such representation or warranty until such claim is finally determined or settled, provided, that the representations and warranties contained in Sections 5.03(o) and Article VII shall survive the Closing until the expiration of all applicable statutes of limitation. Notwithstanding any other provision of this Agreement, Section 5.03(b)(iii), the last two sentences of the first paragraph of Section 5.03(c) and the last sentence of the representation and warranty set forth in Section 5.03(g)(i), 5.03(z) and 5.03(aa), and the indemnity obligation contained in Section 9.01(b) shall survive forever.


                                    ARTICLE X

                                   TERMINATION

                  10.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

                  (a) Consent. At any time prior to the Effective Time, by the mutual consent of each of Acquiror and the Company.

                  (b) Breach. At any time prior to the Effective Time, by Acquiror on the one hand, or the Company, on the other hand, in the event of either: (1) a breach by the other of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (2) a breach by the other of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 10 days after the giving of written notice to the breaching party of such breach and which breach in the case of either of (1) and (2) above, would cause any condition set forth in Article VIII not to be satisfied.

                  (c) Delay. At any time prior to the Effective Time, by Acquiror, on the one hand, or the Company on the other hand, in the event that the Effective Time shall have failed to occur on or before May 31, 2001 except to the extent that such failure arises out of or results from any breach of this Agreement by or knowing action or inaction of the party seeking to terminate pursuant to this Section 10.01(c).

                  (d) No Approval. By Acquiror, on the one hand, or the Company, on the other hand, if the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or such Governmental Authority shall have requested the permanent withdrawal of any application therefor, or any such approval shall be made subject to any condition or restriction described in the proviso to Section 8.01(b).

                  (e) Order. At any time prior to the Effective Time, by Acquiror, on the one hand, or the Company on the other hand, if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable or any Law is in effect or is adopted or issued, which has the effect of prohibiting the Merger.

                  10.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this
Article X, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (a) as set forth in Section 11.03 and (b) that termination will not relieve a breaching party from liability for any willful breach of this Agreement.


                                   ARTICLE XI

                                  MISCELLANEOUS

                  11.01 Entire Understanding; No Third-Party Beneficiaries. This Agreement and the Supplemental Agreements represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and this Agreement and the Supplemental Agreements supersede any and all other oral or written agreements heretofore made other than the Confidentiality Agreement. Except for Section 3.05 (with respect to the Members or employees of the Company as it relates to Acquiror's obligation to award the Retention RSUs and SLK RSUs and as it relates to the rights described in paragraph B of the first page of Annexes 6A, 6B, 6C, 7A and 7B), for Section 3.03 (with respect to Withdrawn Members and holders of the Managing Director Subordinated Notes), for Section
6.12 (with respect to Members), for Article VII (with respect to Members and the SLK Representative), and for Article IX, in each case only, on and after the Effective Time, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  11.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefitted by the provision or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved or authorized by their respective Boards of Directors or similar governing body and executed in the same manner as this Agreement.

                  11.03 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

                  11.04 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given (a) on the date of delivery, if personally delivered or telecopied (with confirmation), (b) on the first business day following the date of dispatch, if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address or telecopy number set forth below or such other address or numbers as such party may specify by notice to the parties hereto.

        If to the Company to:

                 SLK LLC
                 120 Broadway
                 New York, New York  10271
                 Facsimile: (212) 433-7294
                 Attention: Carl H. Hewitt
                            General Counsel and Managing Director

         With a copy to:

                 Paul, Weiss, Rifkind, Wharton & Garrison
                 1285 Avenue of the Americas
                 New York, New York  10019
                 Facsimile: (212) 757-3990
                 Attention: Robert B. Schumer, Esq.

         If to Acquiror or NewCo to:

                 The Goldman Sachs Group, Inc.
                 One New York Plaza
                 New York, New York  10004
                 Facsimile: (212) 902-3000
                 Attention: Gregory Palm
                            General Counsel and Managing Director

         With a copy to:

                 Sullivan & Cromwell
                 125 Broad Street
                 New York, New York  10004
                 Facsimile: (212) 558-3588
                 Attention: James C. Morphy, Esq.

                  11.05    Additional Provisions. (a)  [Intentionally Omitted]

                  (b) Any Member who withdraws from the Company after September 10, 2000 and prior to the Closing shall not be deemed a "Withdrawn Member" for purposes of this Agreement and shall continue to be deemed a Member for purposes of this Agreement.

                  11.06 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

                  11.07 Governing Law; Enforcement; Waiver of Jury Trial. (a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement in any court of the State of New York or the Federal courts of the United States of America located in the State of New York, in each case in the borough of Manhattan (the "Chosen Courts"). The parties hereby irrevocably submit to the exclusive jurisdiction of the Chosen Courts in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Chosen Courts. The parties hereby consent to and grant the Chosen Courts exclusive jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.04 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.


(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS

BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.07.

                                      * * *

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                               THE GOLDMAN SACHS GROUP, INC.



                               By: /s/ DAN H. JESTER
                                   ---------------------------------------------
                                      Name: Dan H. Jester
                                      Title: Vice President and Treasurer


                               SLK LLC
                               By SLK Management Inc., its Managing Member



                               By: /s/ GARY F. GOLDRING
                                   ---------------------------------------------
                                      Name: Gary F. Goldring
                                      Title: Managing Director


                               SLK ACQUISITION L.L.C.



                               By: /s/ DAN H. JESTER
                                   ---------------------------------------------
                                      Name: Dan H. Jester
                                      Title: Manager


                               SLK 2000, LLC
                               (Solely for the purposes of its obligations under Section 6.14)



                               By: /s/ CARL H. HEWITT
                                   ---------------------------------------------
                                      Name: Carl H. Hewitt
                                      Title: Manager

                                                                         Annex 3


                      Amended and Restated Member Agreement


                  AMENDED AND RESTATED MEMBER AGREEMENT, dated as of September 10, 2000, as amended and restated as of October 26, 2000 (this "Agreement"), between The Goldman Sachs Group, Inc., a Delaware corporation ("Acquiror"), the signatory hereto, who is the owner of that membership interest ("Membership Interest") of SLK LLC, a New York limited liability company (the "Company") set forth next to such signatory's name in Exhibit A (the "Member") and, for purposes of Section 1(b) hereof only, SLK LLC.

                                    RECITALS

                  A. Acquiror and the Company entered into an Agreement and Plan of Merger, dated as of September 10, 2000 (the "Original Merger Agreement"). Acquiror and the Company are in the process of amending and restating the Original Merger Agreement and a draft of the proposed amendment is attached as Exhibit G hereto (the "Draft Amended and Restated Merger Agreement") (the Original Merger Agreement, as it may be amended from time to time, the "Merger Agreement"); and, subject to the terms and conditions contained in the Merger Agreement, intend to effect the merger (the "Merger") of NewCo with and into the Company. In addition, in contemplation of, and prior to, the Merger, the Company will effect the merger of SLK Investing Co. with and into the Company (the "SLK Investing Co. Merger") pursuant to the terms of that certain Agreement of Merger by and between the Company and SLK Investing Co. (the "SLK Investing Co. Merger Agreement"). Capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement.

                  B. Upon the consummation of the Merger, the Merger Agreement provides for the conversion of the Member's Membership Interests into such amount of cash and shares of common stock, par value $0.01 per share ("Acquiror Common Stock"), of Acquiror (the "Shares"), as provided in the Merger Agreement. Member will derive substantial value from Acquiror's execution, delivery and performance of the Merger Agreement.

                  C. As an inducement to, and a condition of, Acquiror's willingness to enter into the Merger Agreement, and having reviewed the Merger Agreement and the terms of the proposed Merger, Member is executing this Agreement for the benefit of Acquiror, the Firm (as hereinafter defined), and each Acquiror Party.

                  NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in the Merger Agreement, and intending to be legally bound hereby, Member agrees as follows:

                  1. Adoption of Merger Agreement; Irrevocable Proxy; Termination. (a) Member hereby (i) adopts and approves the resolutions attached hereto as Exhibit B and adopts and consents to each of the Merger Agreement and the SLK Investing Co. Merger Agreement and the transactions contemplated thereby including, without limitation, each of the Merger and the SLK Investing Co. Merger, in each case, in accordance with the provisions of Section 407 of the New York Limited Liability Company Law, (ii) upon request by Acquiror, agrees to vote to adopt and approve such matters described in clause (i) of this Section 1(a), (iii) agrees to vote against, and to withhold consent from, any action or proposal that would compete with or would serve to materially interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the transactions contemplated by the Merger Agreement, including, without limitation, the Merger, (iv) consents to the replacement of SLK Management Inc. by Acquiror or an Affiliate designated thereby, as the managing member of the Company, such replacement to be effective as of the Effective Time, and (v) elects to cause the payment and distribution by the Company of the Shares (as such term is defined in the Operating Agreement) of the Withdrawn Members (as such term is defined in the Operating Agreement) to such Withdrawn Members prior to the close of any applicable Additional Holding Periods (as such term is defined in the Operating Agreement) in the manner set forth in Section 3.04 of the Draft Amended and Restated Merger Agreement. For the avoidance of doubt, and without limiting in any respect the effect of clause (a)(i) of this Section 1, Member hereby approves and consents to the form, terms and provisions of, and the transactions contemplated by the Merger Agreement, including all exhibits and annexes thereto, substantially in the form of Exhibit G hereto, with such changes as the Authorized Agents (as such term is defined in the resolutions attached hereto as Exhibit B) may approve. To the extent necessary and as permitted by applicable law, Member hereby also irrevocably (i) waives any notice, or requirement thereof, with respect to any meeting of Members or other proceeding for the purpose of adopting and approving the Merger Agreement, the SLK Investing Co. Merger Agreement, the Merger, the SLK Investing Co. Merger or any related matters and (ii) acknowledges that Member will not have any dissenters' or similar rights in connection with either the Merger or the SLK Investing Co. Merger and the consummation of the other transactions contemplated by the Merger Agreement and the SLK Investing Co. Merger Agreement. If the Merger Agreement is properly terminated for any reason in accordance with its terms and the Merger is not consummated, this Agreement shall terminate concurrently with such termination of the Merger Agreement.

                  (b) The Company hereby acknowledges receipt and delivery at its principal place of business of an executed copy of this Agreement sufficient to comply with Section 407(b) of the New York Limited Liability Company Law.

                  2. Cooperation and Support; HSR; No Transfer of Membership Interest. (a) Member will timely execute and deliver all Supplemental Agreements, if any, to which it is to be a party as provided in the Merger Agreement.

                  (b) Each Member who will be considered an "acquiring person" under the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") in connection with the consummation of the transactions contemplated by the Merger Agreement agrees to use its reasonable best efforts to file a Notification and Report Form under the HSR Act with respect to the transactions contemplated by the Merger Agreement as soon as practicable after September 10, 2000.

                  (c) From and after September 10, 2000, and until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Member shall not Transfer (as hereinafter defined), directly or indirectly, all or any portion of its Membership Interest without Acquiror's prior written consent; provided, however, that in the event of such Member's death during the term of this Agreement, Member's Membership Interest may be transferred in accordance with the Operating Agreement.

                  (d) Member hereby agrees that from and after September 10, 2000, until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Member will not, in any manner, directly or indirectly (including through advisors, agents or other intermediaries), take any action to seek, encourage, support or discuss any offer from any corporation, partnership, person or other entity or group (other than Acquiror) to acquire any direct or indirect Company Membership Interests, Partnership Interests or equity securities of any Subsidiary of the Company (other than the issuance by the Partnership of Class C Limited Partnership Interests and the issuance by First Options of Chicago Inc. of shares of Class A Preferred Stock in connection with joint back office arrangements in the ordinary course of business and consistent with past practices), to merge the Company or any Subsidiary or Affiliate of the Company with any such person, or to otherwise acquire any significant portion of the assets of the Company or any Subsidiary of the Company.

                  (e) Member hereby agrees to execute and deliver to Acquiror at the Closing, a counterpart of the Acquiror Shareholders Agreement, which agreement shall be in full force and effect.

                  (f) At any time after the original date hereof, Member shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Acquiror and necessary for Member to satisfy its obligations hereunder.

                  3. Representations, Warranties and Agreements. Member represents and warrants to, and agrees with, Acquiror as follows:

                  (a) Member has all requisite power and authority to execute and deliver this Agreement and to perform all of the obligations imposed upon Member hereunder. Member is the lawful record and beneficial owner of Member's Membership Interest set forth next to Member's name in Exhibit A hereto, free and clear of all Liens other than Liens created by the Constitutive Documents; no other person (other than any wholly-owned affiliate controlled by Member) has an interest, legal, beneficial or otherwise, in Member's Membership Interest and no consent of any other person is required for the execution and delivery by Member of, and performance by Member of its obligations under, this Agreement and the Merger Agreement. Without limiting the foregoing, no person has any rights with respect to Member's Membership Interest or the cash or Shares to be issued to Member pursuant to the Merger Agreement under any community property or similar legal provision or concept. The representations and warranties contained in the second and third sentences of this Section 3(a) shall not apply to any Membership Interest to the extent that such representations and warranties would be deemed breached by virtue of any existing pledge of such Membership Interest or by an existing contractual restriction or because spousal consent is required as of September 10, 2000 (so long as such representations and warranties shall be true and correct, and any required spousal consent under any community property law shall have been obtained, at the Closing); provided, however, that this sentence shall not affect any representation and warranty relating to the right, power or authority of Member to vote or give a proxy or consent with respect to Member's Membership Interest. There are no actions, suits or proceedings pending or, to Member's knowledge, threatened against or affecting Member or the assets of Member in any court or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which is reasonably likely to materially impair, restrict or delay the ability of Member to perform Member's obligations under this Agreement and the Merger Agreement or would make this paragraph untrue in any material respect. This Agreement constitutes the valid and legally binding agreement of Member, enforceable in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

                  (b) The execution, delivery and performance of this Agreement do not and will not (1) constitute a breach or violation of, or a default under, or cause or allow the acceleration or creation of a Lien (with or without the giving of notice, passage of time or both) pursuant to any law, rule or regulation or any judgment, decree, order, governmental or non-governmental permit or license, or any Contract to which Member is a party or to which Member or any of Member's assets are subject or bound or (2) require any consent or approval of any other person under any such law, rule, regulation, judgment, decree, order, governmental or non-governmental permit, license or Contract, in each case, which would materially impair, restrict or delay the ability of Member to perform Member's obligations under this Agreement.

                  (c) Member will acquire the Shares for Member's own account and not with a view to, or for resale in connection with, the distribution thereof and Member has no present intention of selling, Transferring, granting any participation in, or otherwise distributing the Shares except in conformity with the Securities Act and other applicable federal and state securities laws (the "Securities Laws").

                  (d) Member has read and fully understands this Agreement, the Original Merger Agreement, the Draft Amended and Restated Merger Agreement and the terms of the proposed Merger. The SEC Documents related to Acquiror have been made available to Member, and Member understands and has evaluated the risks of an investment in the Shares. Member has been given the opportunity to ask questions of, and receive answers from, Acquiror and its representatives concerning the matters pertaining to Member's investment in the Shares and has been given the opportunity to review such additional information as was necessary to evaluate the merits and risks of an investment in the Shares. Member can bear the economic risk of an investment in the Shares.

                  (e) Member is an "accredited investor" as defined in Regulation D, which has been adopted by the Securities and Exchange Commission (the "SEC") under the Securities Act.

                  (f) Member understands that all the Shares will be characterized as "restricted securities" under the Securities Laws inasmuch as they are being acquired from Acquiror in a transaction not involving a public offering and that, consequently, the Shares may not be resold without first being registered under the Securities Laws except in certain limited circumstances. Specifically, Member is familiar with SEC Rules 144 and 145 and understands, and agrees to comply with, the resale limitations imposed thereby, by the legends described in paragraph (g) below and by the Securities Laws generally or cause any other person who has an interest in such Shares to so comply.

                  (g) Member understands and agrees that the certificates issued to Member representing the Shares will bear the following legends and such other legends as Acquiror may reasonably deem necessary or desirable:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A MEMBER'S AGREEMENT WITH THE GOLDMAN SACHS GROUP, INC. (THE "MEMBER'S AGREEMENT"), AND A SHAREHOLDERS' AGREEMENT AMONG THE GOLDMAN SACHS GROUP, INC. AND THE PERSONS NAMED THEREIN, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE GOLDMAN SACHS GROUP, INC., AND WHICH, AMONG OTHER MATTERS, PLACE RESTRICTIONS ON THE VOTING AND DISPOSITION OF SUCH SECURITIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE INDIRECTLY OR DIRECTLY SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF, INCLUDING ANY DISPOSITION OF THE ECONOMIC OR OTHER RISKS OF OWNERSHIP THROUGH HEDGING TRANSACTIONS OR DERIVATIVES INVOLVING SUCH SECURITIES, ONLY IN ACCORDANCE WITH THE PROVISIONS OF THE MEMBER'S AGREEMENT."

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR OTHER SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, EXCHANGED, TRANSFERRED, ASSIGNED, PLEDGED, PARTICIPATED, HYPOTHECATED OR OTHERWISE DISPOSED OF (EACH A "TRANSFER") EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND, IF APPLICABLE, SUCH OTHER SECURITIES LAWS AND FOLLOWING RECEIPT BY THE GOLDMAN SACHS GROUP, INC. OF A LEGAL OPINION IN FORM AND SUBSTANCE SATISFACTORY TO IT THAT SUCH TRANSFER IS PERMITTED."

The foregoing legends will be removed from a Share certificate at the request of Member or another holder thereof in connection with the proposed transfer thereof only upon satisfaction of Acquiror that such legend is no longer required or appropriate, including, in the case of the Securities Laws legend, receipt by Acquiror of an opinion of counsel, in form and substance satisfactory to Acquiror, to the effect that registration under the Securities Act is unnecessary in respect of such proposed transfer, in reliance upon SEC Rule 144 or 145 under the Securities Act, and that such legend is not required by law to appear on such certificate.

                  Member agrees and consents to the entry of stop transfer orders against the transfer of Shares subject to transfer restrictions.

                  (h) Member meets any suitability standards imposed by the state of Member's residence or imposed by any other applicable laws.

                  (i) From and after September 10, 2000, and until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, Member agrees to comply as soon as reasonably practicable with the restrictions on hedging contained in Exhibit D hereto; it being understood that Member shall in no event on or after September 10, 2000, commence any activities that involve the disposition of the economic or other risks of ownership through hedging transactions or derivatives involving Acquiror securities or Member's Membership Interest.

                  (j) Member has not, and through the Closing Date will not have, made any election, taken any action or filed any Tax Return or any other document filed or provided to any taxing authority that is inconsistent with the Tax Returns filed and furnished by the Company and the Company's Subsidiaries or the treatment of the Company as a partnership and of each of the Company's Subsidiaries as a partnership or disregarded entity (except as set forth in Section 7.01(n) of the Disclosure Schedule to the Merger Agreement) for U.S. federal, state and local Tax purposes and Member agrees that the foregoing representations shall be subject to the same indemnification provisions as contemplated by
Section 13 herein.

                  (k) Member will not make any election, take any action or take any position on any Tax Return or any other document filed or provided to any Taxing Authority that is inconsistent with any Tax Return filed with any taxing authority, or furnished to such Member, by or on behalf of the Company, the Company's Subsidiaries or the Surviving LLC.

                  (l) Member agrees to provide, and to use its reasonable best efforts to cause its respective relatives and affiliates to provide, any document or take any other action reasonably requested by Acquiror in connection with any Tax matters relating to the Company, the Company's Subsidiaries and the Surviving LLC so long as such action does not adversely affect the Member (or any of its respective relatives or affiliates).

                  (m) Member has received, separately considered and executed the Supplemental Members Agreement attached as Exhibit E.

                  4. Restrictions on Transfer. (a) Member agrees that the Shares may be Transferred only as follows:

                  (i) 33 1/3% of the Shares may be Transferred at any time after May 8, 2002;

                  (ii) An additional 33 1/3% of the Shares may be Transferred at any time after May 8, 2003; and

                  (iii) All of the Shares may be Transferred at any time after May 8, 2004.

Notwithstanding the foregoing, if Acquiror generally waives the restrictions on transfer imposed upon the former Schedule II limited partners (the "LPs") of The Goldman Sachs Group, L.P. ("Group") in connection with Group's 1999 Plan of Incorporation in order to permit the LPs generally to engage in a registered secondary offering or estate planning transactions, Acquiror will waive the transfer restrictions in this Section 4 with respect to the Shares on (i) the same percentage basis as the waiver granted to LPs in connection with such registered secondary offering and to permit Member to sell such shares in the registered secondary offering and (ii) the same basis as the waiver granted to LPs in connection with such estate planning transactions. (For example, if each LP is permitted to sell 5% of his Acquiror Common Stock in a registered secondary offering, Member shall be permitted to sell 5% of Member's Shares; and if each LP is permitted to engage in estate planning transactions, Member shall be permitted to do so to a similar extent.)

                  For purposes of this Agreement, the term "Transfer" means any direct or indirect sale, transfer, pledge or other disposition of securities of Acquiror or Member's Membership Interests, as the case may be, including any disposition of the economic or other risks of ownership through hedging transactions or derivatives involving Acquiror securities or Member's Membership Interests; provided, however, that in the event of such Member's death during the term of this Agreement, Member's Shares may be transferred in the same manner and to the same extent as the LPs may transfer their shares of Acquiror Common Stock pursuant to the Acquiror Shareholders Agreement.

                  (c) Member agrees that, at any time Member is employed by the Firm, it will:

                  (i) comply with respect to all Shares with Transfer restrictions related to future primary or secondary offerings of Shares if requested to do so by Acquiror to the extent that such restrictions are generally applicable to similarly titled employees of Acquiror;

                  (ii) comply with restrictions that may be imposed by Acquiror from time to time to enable Acquiror or another party to account for a business combination using the pooling-of-interests method of accounting to the extent that such restrictions are generally applicable to similarly titled employees of Acquiror;

                  (iii) be subject to the same internal compliance and trading policies as are in effect from time to time for similarly titled employees of Acquiror; and

                  (iv) comply with the hedging restrictions of Acquiror relating to securities of Acquiror and financial services companies as are in effect from time to time for managing directors of Acquiror.

                  References in this Section 4 to "Shares" shall be deemed to also refer to securities received in exchange for Shares on the same basis as provided in Section 6.4 of the Acquiror Shareholders Agreement.

                  5. Confidential Information. (a) In the course of involvement in the Firm's activities or otherwise, Member has obtained or may obtain confidential information concerning the Firm's businesses, strategies, operations, financial affairs, organizational and personnel matters (including information regarding any aspect of Member's tenure as a member in, or officer or employee of, the Firm or of the termination of such membership, officership or employment), policies, procedures and other non-public matters, or concerning those of third parties. Such information ("Confidential Information") may have been or be provided in written or electronic form or orally. In consideration of, and as a condition to, continued access to Confidential Information, and without prejudice to or limitation on any other confidentiality obligations imposed by agreement or by law, Member hereby undertakes to use and protect Confidential Information in accordance with any reasonable restrictions placed on its use or disclosure. Without limiting the foregoing, except as authorized by the Firm or as required by law, Member may not disclose, directly or indirectly, any Confidential Information, or any information derived therefrom, in whatever form, to any person unless such person is a director, officer, partner, employee, attorney or agent of the Firm and, in Member's reasonable good faith judgment, has a need to know the Confidential Information or information derived therefrom in furtherance of the business of the Firm. The foregoing obligations will survive, and remain binding and enforceable notwithstanding any termination of Member's employment with the Firm and any settlement of the financial rights and obligations arising from Member's employment with the Firm. Without limiting the foregoing, the existence of, and any information concerning, any dispute between Member and the Firm shall constitute Confidential Information except that Member may disclose information concerning such dispute to the arbitrator or court that is considering such dispute, or to Member's legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

                  (b) For purposes of this Agreement, "Firm" means (i) prior to the consummation of the Merger, the Company and its Subsidiaries and Affiliates, and (ii) from and after the consummation of the Merger, Acquiror and its Subsidiaries and Affiliates (including the Company and its Subsidiaries).

                  6. Noncompetition. (a) In view of Member's importance to the Firm, Member hereby agrees that the Firm would likely suffer significant harm from Member's competing with the Firm for some period of time following the consummation of the Merger, and at any time prior to the date of termination specified in the notice of termination pursuant to Section 10 hereof (the "Employment Period") and for some time thereafter, and Member understands that Acquiror would not have agreed to acquire the Company and its business unless Member entered into this Agreement. Moreover, Member recognizes and agrees that the business activities of the Firm are worldwide and that the restrictions on competition included herein are commensurate in geographic scope with those activities. Accordingly, Member hereby agrees that commencing at the time of consummation of the Merger, Member will not, without the written consent of Acquiror, until the later of (x) three years following the Effective Time and
(y) two years following the date of termination of the Employment Period (such later date is referred to as the "Expiration Date"):

                  (1) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise (as defined below); or

                  (2) associate (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity

                           (i) which is similar or substantially related to any
                  activity in which Member was engaged, in whole or in part, at the Firm,

                           (ii) for which Member had direct or indirect
                  managerial or supervisory responsibility at the Firm, or

                           (iii) which calls for the application of the same or
                  similar specialized knowledge or skills as those utilized by Member in Member's activities with the Firm,

         at any time during the one-year period immediately prior to the Expiration Date (or, in the case of an action taken during the Employment Period, during the one-year period immediately prior to such action), and, in any such case, irrespective of the purpose of the activity or whether the activity is or was in furtherance of advisory, agency, proprietary or fiduciary business of either the Firm or the Competitive Enterprise.

         (By way of example only, this provision precludes an information systems professional from joining a management or other consulting firm and providing information technology consulting services or advice to any Competitive Enterprise.)

                  (b) For purposes of this Agreement, a "Competitive Enterprise" is a business enterprise that (1) engages in any activity, or (2) owns or controls a significant interest in any entity that engages in any activity, that, in either case, competes anywhere with any activity in which the Firm is engaged. The activities covered by the previous sentence include, without limitation, financial services such as investment banking, public or private finance, lending, financial advisory services, private investing (for anyone other than Member and members of Member's family), merchant banking, asset or hedge fund management, insurance or reinsurance underwriting or brokerage, property management, or securities, futures, commodities, energy, derivatives or currency brokerage, sales, market making, lending, custody, clearance, settlement or trading. It is the intent that the provisions of this Section 6 shall include, for the entire period through the Expiration Date, the activities described in subparagraphs 1 through 4 of Article 14.E of the Operating Agreement as in effect as of September 10, 2000.

                  If Member is employed by the Firm immediately following the Effective Time and the Firm terminates Member's employment with the Firm without Cause, the Firm may only enforce the provisions of this Section 6 for so long as the Firm continues to pay Member the same base salary (i.e., excluding any incentive, bonus or similar compensation) Member was receiving immediately prior to such termination. In determining whether the Firm has paid Member's base salary for any period, the Firm shall receive credit for any payments under any severance, salary continuation or similar plan or arrangement.

                  For the purposes of this Section 6 and Section 10 only, "Cause" means (i) Member's conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations; (ii) Member's engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act); (iii) Member's willful or grossly negligent failure to perform Member's duties to the Firm; (iv) Member's violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which Acquiror or any of its subsidiaries or affiliates is a member; (v) Member's violation of any Firm policy concerning hedging or confidential or proprietary information, or Member's material violation of any other Firm policy as in effect from time to time; (vi) Member's engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Firm; or (vii) Member's engaging in any willful or grossly negligent conduct detrimental to the Firm. The determination as to whether "Cause" has occurred shall be made by the Board of Directors of Acquiror in its good faith judgment.

                  7. Nonsolicitation of Clients. (a) Member hereby agrees that during the Employment Period and thereafter until the Expiration Date, Member will not, in any manner, directly or indirectly, (1) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, or (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and a Client.

                  (b) For purposes of this Agreement, the term "Solicit" means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action. It is the intent that the provisions of this Section 7 shall include, for the entire period through the Expiration Date, the activities described in subparagraph 5 of Article 14.E of the Operating Agreement as in effect as of September 10, 2000.

                  (c) For purposes of this Agreement, the term "Client" means any client or prospective client of the Firm to whom Member provided services, or for whom Member transacted business, or whose identity became known to Member in connection with Member's relationship with or employment by the Firm.

                  8. Nonsolicitation of Employees; Expiration. Member hereby agrees that during the Employment Period and thereafter until the Expiration Date, Member will not, in any manner, directly or indirectly, Solicit any person who is a Member or former Member of the Company or a key employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise.

                  9. Damages. (a) Member acknowledges that Acquiror would not have entered into this Agreement or the Merger Agreement in the absence of the Member's agreement to the provisions of this Section 9 and the Covenants and Member further acknowledges that such compliance with such Covenants is an important factor to the continued success of the Firm's operations and its future prospects. Member and Acquiror agree that upon the occurrence of any of the following events, the damages to the Firm would be material, but that the amount of such damages would be uncertain and not readily ascertainable. Accordingly, Member and Acquiror agree that, if, prior to the fifth anniversary of the date of this Agreement, Member breaches any of the Covenants set forth in Section 6, 7 or 8, as determined by the Board of Directors of Acquiror (the "Board") in its good faith judgment, Acquiror will be entitled to receive immediately following such determination and written demand therefor, and Member will make, within ten business days after written demand has been received, a payment in cash or Acquiror Common Stock (valued at the average closing per share price of Acquiror Common Stock for the five trading days immediately preceding the date of payment under this Section 9(a)) in such combination of cash and/or Acquiror Common Stock as the Member shall determine as and for liquidated damages (the "Liquidated Damages") in the amount set forth next to such Member's name in Exhibit C (under the heading "Liquidated Damages") attached hereto, which amount shall be the aggregate amount of liquidated damages due for all such breaches prior to the fifth anniversary of this Agreement.

                  The payment of any amount as liquidated damages will not be construed as a release or waiver by Acquiror of the right to prevent the continuation of any such violation of such Covenants in equity or otherwise. In addition, Member and Acquiror agree that it would be too speculative to attempt to determine any amount of liquidated damages that would be applicable following the fifth anniversary of the date of this Agreement, and that any damages payable as a result of any breach following such date shall be determined without regard to this Section 9.

                  (b) Member and Acquiror agree that the Liquidated Damages are reasonable in proportion to the probable damages likely to be sustained by the Firm if Member breaches at any time prior to the fifth anniversary of this Agreement any of the Covenants set forth in Sections 6, 7 and 8 hereof, that the amount of actual damages to be sustained by the Firm in the event of such breach is incapable of precise estimation and that such cash payments are not intended to constitute a penalty or punitive damages for any purposes.

                  (c) Member acknowledges and agrees that Member's payment obligations under this Section 9 will be full recourse obligations and will be secured pursuant to a Pledge Agreement, in substantially the form set forth as Exhibit F hereto (the "Pledge Agreement"). Member agrees to execute and deliver to Acquiror a Pledge Agreement prior to the Closing.

                  (d) Member acknowledges and agrees that any cash payment of Liquidated Damages pursuant to this Section 9 shall be in addition to, and not in lieu of, any forfeitures of awards (required pursuant to the terms of any such awards) that may be granted to Member in the future under one or more of the Firm's compensation and benefit plans.

                  10. Employment with the Firm. (a) Member acknowledges that Acquiror would not have entered into this Agreement or the Merger Agreement in the absence of Member's agreement to the provisions of this Section 10, and Member further acknowledges that such Member's continued employment with the Firm through the second anniversary of the Effective Time is essential to assure the proper integration of the business operations of the Company into the Firm and is an important factor to the continued success of the Firm's operations and its future prospects. Accordingly, Member hereby agrees to remain employed with the Firm for the period commencing on the Effective Time through the second anniversary of the Effective Time (the "Initial Employment Period"). After the Initial Employment Period (unless otherwise agreed by Member and the Firm in writing), there will be no set term of employment. The Firm may terminate Member's employment at any time during or after the Initial Employment Period for any reason, or for no reason, and Member may terminate employment for any reason or no reason after the Initial Employment Period. Such termination shall be effected only by giving not less than ninety (90) days' prior written notice of termination; provided, however, that (i) the Firm may elect to place Member on paid leave for all or any part of such 90-day period; (ii) no advance notice need be given by the Firm to Member in connection with a termination of Member's employment for Cause or on account of Disability; and (iii) provided that the 90 days prior written notice is given, Member may terminate his employment during the Initial Employment Period on account of Good Reason, Disability or with Acquiror's written consent. For purposes of this Section 10, "Good Reason" means, without the consent of Member, a materially adverse alteration in Member's position or in the nature or status of Member's responsibilities from those in effect immediately after the Effective Time, or (ii) the Firm's requiring Member's principal place of employment to be located more than seventy-five (75) miles from the location at which Member is principally employed immediately after the Effective Time (except for required travel on the Firm's business to an extent substantially consistent with Member's customary business travel obligations in the ordinary course of business prior to the Effective Time). For purposes of this Section 10, "Disability" means Member's absence from employment for at least 180 days in any 12-month period as a result of Member's incapacity due to mental or physical illness or incapacity, as reasonably determined by the Firm.

                  (b) At the outset of the Employment Period, Member's duties and responsibilities will not be, without Member's written consent, materially diminished from Member's duties and responsibilities immediately prior to the Effective Time (it being understood that any diminishment in duties or responsibilities as a result of the Company and its Affiliates being Subsidiaries of Acquiror shall be disregarded). During the Employment Period:
(i) Member will have such duties and responsibilities as the Firm may from time to time determine; (ii) Member will devote his entire working time, labor, skill and energies to the business and affairs of the Firm, provided, however, that Member shall not be prohibited from making passive personal investments or conducting private affairs if those activities do not interfere with the services required under this Agreement; and (iii) Member will be paid such base salary and other compensation as shall be separately communicated to him.

                  (c) It is understood and agreed that the provisions of this
Section 10 shall not apply to: Pumpkin Trust; Michael Appleby; Patrick C. Boyle; Michael H. Davis; Robert W. Luckow; William G. Peskoff; Norman R. Schlanger; Alfred Thomas; Frank Weinberg III; and Gerard Dreyer (collectively, the "Retiring Members").

                  11. Transfer of Client Relationships. (a) During the Coverage Period, Member hereby agrees to take all actions and do all such things as may be reasonably requested by the Firm from time to time to maintain for the Firm the business, goodwill, and business relationships with any of the Firm's Clients with whom Member worked during the term of Member's employment with the Firm.

                  (b) For purposes of this Agreement, the term "Coverage Period" means, the 90-day period beginning on the date on which notice of Member's termination of employment is delivered to or by the Firm pursuant to Section 10, or in the case of termination of Member's employment by the Firm for Cause or on account of Extended Absence, the 90-day period beginning on the date of termination.

                  12. Prior Notice Required. Member hereby agrees that prior to accepting employment with any other person or entity prior to the date of termination, Member will provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered simultaneously to the General Counsel of Acquiror.

                  13. Indemnification. Member hereby agrees that it shall indemnify each Acquiror Party as an Indemnifying Party as set forth in Articles 7 and 9 of the Merger Agreement. If an indemnification claim (an "Indemnification Claim") is made pursuant to the Merger Agreement, Member agrees that, unless Acquiror delivers consent in writing, the SLK Representative (as defined in the Merger Agreement) shall have the sole and exclusive power and authority to contest, defend and settle each Indemnification Claim on behalf of Member. In addition, for purposes of Article 7 of the Merger Agreement, Member agrees that, unless Acquiror delivers consent in writing, the SLK Representative shall have sole and exclusive power and authority over tax matters reserved to the SLK Representative under the Merger Agreement. In furtherance thereof, Member agrees that (i) any action by the SLK Representative shall be conclusively binding on Member and (ii) SLK Management, Inc. shall be the initial SLK Representative and agrees to take all action necessary to cause the Company to designate SLK Management, Inc. as the SLK Representative under the terms of the Merger Agreement.

                  14. Taxes.

                  (a) Tax Returns. Member hereby agrees to prepare and file (or cause to be prepared and filed) when due (taking into account any applicable extensions) all of his, her or its Tax Returns related to periods during which the Merger occurs, and Member will timely pay all Taxes reflected on such Tax Returns (or which are due with respect to such Tax Returns after adjustment by any taxing authority). Member further agrees to cooperate with

Acquiror and to provide Acquiror with any documentation as reasonably requested in establishing the timely filing of such Tax Returns and timely payment of such Taxes.

                  (b) Tax Treatment of the Common Stock. Member agrees that the Acquiror Common Stock subject to the restrictions on Transfer (as described in Section 4 herein) and received by the Members in the Merger will be valued for all U.S. federal income tax purposes at 100% of the mean of the high and low of the trading price of the Acquiror Common Stock on the Effective Date.

                  (c) Cooperation. Member agrees to cooperate with the Tax Matters Partner (as defined in Section 6231(a)(7) of the Code) (or its designee) to the extent reasonably requested in any Tax audit, examination or other proceeding involving the Company, the Partnership or any Subsidiary that is treated as a partnership for U.S. federal income tax purposes for any taxable period that relates to periods prior to the Closing. Member further agrees that the existing Tax Matters Partner (or if the existing Tax Matters Partners does not so act, the Acquiror (or its designee)) shall have the right to designate or appoint any individual or entity in the name and on behalf of such Member, as the Tax Matters Partner, with respect to any taxable year of the Company, the Partnership or any of their Subsidiaries.

                  (d) Overpayments and Underpayments. The parties hereby agree that in the event the Company makes distributions to Member pursuant to the terms of 4.01(c)(i) or (iv) of the Merger Agreement, the parties shall as promptly as practicable after the Closing determine whether the actual amount of Taxes owed by Member in respect of the net earnings of the Company during the period from July 1, 2000 to the Closing Date (after taking into account Tax credits and other available Tax assets and not including any Taxes payable as the result of sales or other dispositions requiring the recognition of unrealized gains reflected on the June 30, 2000 Financial Statements (including the "short against the box" positions)) is greater than (an "Underpayment") or less than (an "Overpayment") the amounts distributed to such Member with respect to the period from July 1, 2000 to the Closing Date in respect to such Taxes, and, in the event of an Overpayment, Member shall promptly pay to Acquiror and, in the event of an Underpayment, Acquiror shall promptly pay to Member, the amount of such difference. Member hereby understands, acknowledges and agrees that a portion of the Cash Consideration to be paid to the Members under the Merger Agreement or a portion of a tax distribution to be made to Members with respect to pre-closing taxable periods will be distributed to SLK Management, Inc. or another entity designated by the Company (the "SLK Tax Entity") prior to Closing in order to further secure performance by the Members with the terms of this Section 14(d). The amount of the portion of the Cash Consideration or of the tax distribution to be distributed to the SLK Tax Entity shall be mutually agreed by the Company and Acquiror. Member hereby agrees that the SLK Tax Entity shall have the power to take any action with respect to any payments to be made in respect of Overpayments and Underpayments and, without limitation, hereby agrees that (i) the SLK Tax Entity shall be permitted to remit to Acquiror the amount of any Overpayment with respect Member, if applicable, and (ii) authorizes the SLK Tax Entity to receive, on behalf of Member, the amount of any Underpayment in respect of Member (it being understood that the SLK Tax Entity shall promptly remit to Member any such amount received from Acquiror).

                  15. Intentionally Omitted.

                  16. Covenants Generally. (a) Member's covenants as set forth in Sections 5 through 14 of this Agreement are from time to time referred to herein as the "Covenants." If any of the Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining such Covenants (or part of such Covenants, as the case may be) shall not be affected thereby; provided, however, that if any of such Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

                  (b) Member understands that the provisions of the Covenants may limit Member's ability to earn a livelihood in a business similar to the business of the Firm.

                  (c) Member acknowledges that a violation on Member's part of any of the Covenants would cause irreparable damage to the Firm. Accordingly, Member agrees that the Firm will be entitled to injunctive relief for any actual or threatened violation of any of the Covenants in addition to any other remedies it may have.

                  (d) Acquiror will at all times maintain an effective S-8 or other registration statement covering shares of Acquiror Common Stock to be delivered pursuant to the restricted stock unit awards specified in Section 3.05 of the Merger Agreement and in connection with the administration of such awards shall treat the Member in the same manner as similarly titled employees of Acquiror and its subsidiaries.

                  17. Waiver and Release. (a) Member hereby irrevocably waives any right to contest the terms of the Merger Agreement and the transactions contemplated thereby, whether on the grounds of unequal or disparate treatment, inconsistency or conflict with the terms and provisions of the Operating Agreement.

                  (b) Member hereby irrevocably releases Acquiror, each and every affiliate, shareholder, subsidiary, partner, officer, member, director and employee of Acquiror and its affiliates in their capacities as such ("Releasees") from any claims, liabilities, costs, expenses, actions, suits or demands however arising, whether at law or in equity, contingent, known or unknown, which Member or his heirs, successors or assigns may have or assert, in respect of any interest in the Company and its affiliates or arising out of any Membership Interest, Partnership Interest, or Member, partnership or employment relationship with the Company or its affiliates (including claims for breach of any contract relating to employment, partnership status or compensation, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance) which Member or Member's heirs, successors or assigns may have or have had; provided that this release shall not extend to (i) agreements entered into hereunder or in connection with the transactions contemplated by the Merger Agreement and (ii) any conduct that resulted from a Releasee's bad faith, fraud or criminal act or omission.

                  18. Arbitration. Subject to the provisions of Sections 19 and 20 hereof, any dispute, controversy or claim between Member and the Firm arising at or after the Effective Time out of or relating to or concerning the provisions of this Agreement, relating to or arising out of Member's employment with the Firm or otherwise concerning any rights, obligations or other aspects of Member's employment relationship in respect of the Firm ("Employment Related Matters"), shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the "NYSE") or, if the NYSE declines to arbitrate the matter, the American Arbitration Association (the "AAA") in accordance with the commercial arbitration rules of the AAA.

                  19. Injunctive Relief; Submission to Jurisdiction; Specific Performance. (a) Notwithstanding the provisions of Section 18, and in addition to its right to submit any dispute or controversy to arbitration, the Firm may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the City of New York, whether or not an arbitration proceeding has theretofore been or is ever initiated, for the purpose of temporarily, preliminarily, or permanently enforcing the provisions of the Covenants, or to enforce an arbitration award, and, for the purposes of this
Section 19, Member (i) expressly consents to the application of Section 20 to any such action or proceeding, (ii) agrees that proof will not be required that monetary damages for breach of the provisions of the Covenants would be difficult to calculate and that remedies at law would be inadequate and (iii) irrevocably appoints the General Counsel of Acquiror as Member's agent for service of process in connection with any such action or proceeding, who shall promptly advise Member of any such service of process.

                  (b) Each party hereto severally acknowledges that it will be impossible to measure in money the damage to the other party if the party hereto fails to comply with any of the obligations imposed by this Agreement and that every such obligation is material. Accordingly, each party hereto severally agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law.

                  20. Choice of Forum. (a) MEMBER AND THE FIRM HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT OR ANY
EMPLOYMENT RELATED MATTER THAT IS NOT OTHERWISE ARBITRATED  ACCORDING TO

THE PROVISIONS OF SECTION 18 HEREOF. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. This also includes any suit, action, or proceeding arising out of or relating to any post-employment Employment Related Matters. Member and the Firm acknowledge that the forum designated by this Section 20 has a reasonable relation to this Agreement, and to Member's relationship to the Firm. Notwithstanding the foregoing, nothing herein shall preclude the Firm from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Sections 18, 19 or 20.

                  (b) The agreement of Member and the Firm as to forum is independent of the law that may be applied in the action, and Member and the Firm agree to such forum even if the forum may under applicable law choose to apply non-forum law. Member and the Firm hereby waive, to the fullest extent permitted by applicable law, any objection which Member or the Firm now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 20(a). Member and the Firm undertake not to commence any action arising out of or relating to or concerning this Agreement in any forum other than a forum described in this Section 20. Member and the Firm agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon Member and the Firm.

                  21. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

                  22. No Right to Employment. Nothing in this Agreement or the Merger Agreement shall confer upon Member the right to employment or continued employment by the Firm or affect the Firm's right to terminate such employment at will.

                  23. Miscellaneous. (a) This Agreement and the Merger Agreement shall supersede any other agreement, written or oral, pertaining to the matters covered herein.

                  (b) Notices hereunder shall be delivered to Acquiror at its principal executive office directed to the attention of its General Counsel, and to Member at Member's last address appearing in the Firm's employment records.

                  (c) This Agreement may not be amended or modified, other than by a written agreement executed by Member and Acquiror or its successors, nor may any provision hereof be waived other than by a writing executed by Member or Acquiror or its successors; provided, that any waiver, consent, amendment or modification of any of the provisions of this Agreement will not be effective against the Firm without the written consent of Acquiror or its successors. Member may not, directly or indirectly (including by operation of law), assign Member's rights or obligations hereunder without the prior written consent of Acquiror or its successors, and any such assignment by Member in violation of this Agreement shall be void. This Agreement shall be binding upon Member's permitted successors and assigns. Without impairing Member's obligations hereunder, Acquiror may at any time and from time to time assign its rights and obligations hereunder to any of its subsidiaries or affiliates (and have such rights and obligations reassigned to it or to any other subsidiary or affiliate). This Agreement shall be binding upon and inure to the benefit of the Firm and its assigns.

                  (d) Without limiting the provisions of Section 16(a) hereof, if any provision of this Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

                  (e) Except as expressly provided herein, this Agreement shall not confer on any person other than Acquiror, the Firm and each Member any rights or remedies hereunder.

                  (f) The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

                  IN WITNESS WHEREOF, each signatory hereto has caused this Agreement, including the written consent evidenced hereby, to be executed and delivered this 10th day of September, 2000.


                            THE GOLDMAN SACHS GROUP, INC.
                            (on its behalf, and on behalf of its
                            subsidiaries and affiliates)


                            By:
                                 ---------------------------------
                                  Name:


                            SLK LLC
                            (with respect to Section 1(b) only)
                                     By SLK Management Inc., its
                                     Managing Member


                            By:
                                 ---------------------------------
                                  Name:

                            (As received by SLK LLC at its principal office)




                            MEMBER


                                 ---------------------------------
                                 Name: